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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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REGIS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held October 29, 2009

TO THE SHAREHOLDERS OF REGIS CORPORATION:

        The Annual Meeting of the Shareholders of Regis Corporation (referred to as "we," "us," "our," "Regis" and the "Company") will be held at our executive offices located at 7201 Metro Boulevard, Edina, Minnesota, 55439, on October 29, 2009, commencing at 9:00 a.m., for the following purposes:

  1.
  To elect seven directors to serve for a one-year term and until their successors are elected and qualified;

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm;

  3.
  To approve the Company's Short Term Incentive Compensation Plan (the "Short Term Plan");

  4.
  To amend the Company's 1991 Contributory Stock Purchase Plan (the "Stock Purchase Plan" to increase the amount the Company may contribute to the Stock Purchase Plan from $10,000,000 to $11,800,000 and reserve 1,500,000 additional shares for issuance thereunder; and

  5.
  To transact such other business, if any, as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        Only holders of record of our Common Stock at the close of business on September 1, 2009 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

        A list of shareholders entitled to vote at the Annual Meeting will be available for examination, for any purpose germane to the Annual Meeting, at our executive offices during ordinary business hours for at least ten days prior to the Annual Meeting and for the duration of the Annual Meeting itself.

        Whether or not you plan to attend the Annual Meeting in person, please vote the enclosed proxy by telephone or through the Internet in accordance with the voting instructions provided to you. If you requested a paper copy of the proxy card by mail, you may also date, sign and mail the proxy card in the postage-paid envelope that is provided with your proxy card. Should you nevertheless attend the Annual Meeting, you may revoke your proxy and vote in person.

        Remember, if your shares are held in the name of a broker, only your broker can vote your shares and only after receiving your instructions. Please contact the person responsible for your account and instruct him/her to execute a proxy card on your behalf.

By Order of the Board of Directors

Eric A. Bakken Secretary

        WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY BY TELEPHONE, INTERNET, OR MAIL.

September 15, 2009

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS, OCTOBER 29, 2009

        This Proxy Statement is furnished to shareholders of REGIS CORPORATION, a Minnesota corporation (the "Company"), in connection with the solicitation on behalf of our Board of Directors (the "Board") of proxies for use at the annual meeting of shareholders to be held on October 29, 2009, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

        The address of our principal executive office is 7201 Metro Boulevard, Edina, Minnesota 55439.

AVAILABILITY OF PROXY MATERIALS

        As permitted by rules adopted by the Securities and Exchange Commission, we are making our proxy materials, which include our Notice of Annual Meeting of Shareholders, Proxy Statement, Form 10-K and Annual Report to Shareholders (the "Notice"), available to our shareholders over the Internet. We believe that this e-proxy process will expedite our shareholders' receipt of proxy materials and lower the costs, and reduce the environmental impact, of our annual meeting. In accordance with this rule, we sent shareholders of record as of the close of business on September 1, 2009 a Notice of Internet Availability of Proxy Materials, which mailing will commence on or about September 15, 2009. The Notice contains instructions on how these shareholders can access our proxy materials and vote their shares over the Internet. If you would like to receive a printed copy of our proxy materials from us instead of downloading them from the Internet, please follow the instructions for requesting such materials included in the Notice.

SOLICITATION AND REVOCATION OF PROXIES

        The costs and expenses of solicitation of proxies will be paid by us. In addition to the use of the mails, proxies may be solicited by our directors, officers and regular employees personally or by telegraph, telephone or letter without extra compensation.

        Proxies to vote at our annual meeting are solicited on behalf of the Board. Any shareholder giving a proxy may revoke it at any time before it is exercised by attending the annual meeting and revoking it or by providing written notice of revocation or by submitting another proxy bearing a later date to our Secretary at the address set forth above. Such proxies, if received in time for voting and not revoked, will be voted at the annual meeting in accordance with the specification indicated thereon. In addition, the proxies will grant the persons entitled to vote the proxied shares the authority to vote to adjourn the meeting.

 VOTING RIGHTS

        Only shareholders of record as of the close of business on September 1, 2009, will be entitled to execute proxies or to vote. On that date, there were 57,105,604 shares issued, outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares represented in person or by proxy at the meeting is required to transact business, and constitutes a quorum for voting on items at the meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted as being represented at the meeting in determining the quorum, but neither will be counted as a vote in favor of a matter. The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at this annual meeting and entitled to vote is required for the election to the Board of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors. The affirmative vote of the holders of the greater of (1) a majority of the shares of our Common Stock present in person or by proxy entitled to vote on the proposal or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of the other proposals presented in this Proxy Statement. A shareholder who abstains with respect to any of the other proposals will have the effect of casting a negative vote on that proposal. A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) is not deemed to be present in person or by proxy for the purpose of determining whether a proposal has been approved. However, with respect to the proposal to amend the Stock Purchase Plan to reserve additional shares for issuance thereunder, the total shares cast on the proposal must exceed fifty percent of all shares entitled to vote; therefore, a broker non-vote on this proposal will have the effect of casting a negative vote on the proposal. Brokers cannot vote on their customers' behalf on "non-routine" proposals such as the amendment of the Stock Purchase Plan. Because brokers may not vote "unvested" shares on behalf of their customers for such non-routine matters, it is critical that shareholders vote their shares. If your shares are held directly and you decide to vote electronically, please follow the directions on your proxy card.

 ITEM 1
ELECTION OF DIRECTORS

        Seven directors are to be elected at this annual meeting, each to hold office for one year until the 2010 annual meeting of shareholders. Based upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the seven persons named below for election as directors. All of the nominees are presently directors of Regis.

        The enclosed proxy, unless authority to vote is withheld, will be voted for the election of the nominees named herein as directors of Regis. In the event any one or more of such nominees shall unexpectedly become unavailable for reelection, votes will be cast, pursuant to authority granted by the enclosed proxy, for such person or persons as may be designated by the Board. The following table contains certain information with respect to the nominees:

Name and Age	Position
Rolf F. Bjelland (71)	Director
Paul D. Finkelstein (67)	President, Chief Executive Officer, and Chairman of the Board
Thomas L. Gregory (73)	Director
Van Zandt Hawn (64)	Director
Susan S. Hoyt (65)	Director
David B. Kunin (50)	Director
Stephen Watson (64)	Director

        Mr. Bjelland was elected a director of Regis in 1983. Since 1983, Mr. Bjelland has held various executive positions with Lutheran Brotherhood (now called Thrivent Financial for Lutherans), a fraternal insurance society, and was President and Chairman of Lutheran Brotherhood Mutual Funds until his retirement in 2002.

        Mr. Finkelstein has served as President and Chief Executive Officer of Regis since July 1, 1996, Chairman of the Board since May 4, 2004, and was Chief Operating Officer of Regis from December 1987 until June 30, 1996. He has been a director of Regis since 1987.

        Mr. Gregory was elected a director of Regis in November 1996. Mr. Gregory had been a director of Supercuts, Inc. from 1991 until Supercuts was acquired by a subsidiary of Regis on October 25, 1996. He was Chairman of the Board of Supercuts from January 4, 1996 until October 25, 1996, and served as interim Chief Executive Officer of Supercuts from January 4, 1996 until January 31, 1996. From 1980 through 1994, Mr. Gregory held various executive positions with Sizzler International, Inc. and its predecessors, including President, Chief Executive Officer, Director and Vice Chairman. He is currently a director of The Cheesecake Factory, Inc., the owner and operator of upscale, full-service, casual dining restaurants throughout the United States.

        Mr. Hawn was elected a director of Regis in 1991. Mr. Hawn founded Goldner Hawn Johnson & Morrison Incorporated, a private investment firm, where he has served as a managing director since 1989.

        Ms. Hoyt was elected a director of Regis in 1995. Ms. Hoyt served as Executive Vice President of Human Resources of Staples, Inc. from 1996 until her retirement in September 2009. From 1991 to

1996, she was Executive Vice President of Store Operations for the Dayton Hudson Department Stores Division of Dayton Hudson Corporation.

        Mr. David Kunin was elected a director of Regis in 1997. He is Chief Executive Officer of Beautopia, LLC, a manufacturer of hair care products. He was Vice President, Marketing, of Regis from November 1992 until February 1997 when he became Chief Executive Officer of Beautopia LLC, and Vice President of The Regis Foundation.

        Mr. Watson was elected a director of Regis in 2008. From 1973 through 1996, Mr. Watson held various executive officer positions with Dayton Hudson Corporation, including Chairman and Chief Executive Officer of Dayton Hudson Department Stores Co. and President of Dayton Hudson Corporation. From 1997 until his retirement in 2002, Mr. Watson was President and Chief Executive Officer of Gander Mountain Company. In addition to his role as a director of Regis, Mr. Watson is currently also a director of Eddie Bauer Holdings, Inc., a retailer of apparel and accessories for the active outdoor lifestyle, and Kohl's Corporation, a specialty, family-focused, value-oriented department store.

CORPORATE GOVERNANCE

        The Board believes that good corporate governance is paramount to ensure that we are managed for the long-term benefit of our shareholders. As part of our ongoing efforts to constantly improve corporate governance, the Board and management have undertaken a number of initiatives to improve our corporate governance policies and practices.

        Shareholders and other interested persons may view our Corporate Governance Guidelines on our website at www.regiscorp.com. This information is also available in printed form free of charge to any shareholder who requests it by writing to our Secretary at 7201 Metro Boulevard, Edina, Minnesota 55439.

Code of Business Conduct and Ethics

        The Board has adopted a Code of Business Conduct and Ethics (the "Code of Ethics") that applies to all of our employees, directors and officers, including our Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, and other senior financial officers. The Code of Ethics, as applied to our principal financial officers, constitutes our "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act and is our "code of business conduct and ethics" within the meaning of the listing standards of the New York Stock Exchange ("NYSE"). The Code of Ethics is posted on our website at www.regiscorp.com. You may request copies, which will be provided free of charge, by writing to Corporate Secretary, Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439. We intend to promptly disclose future amendments to certain provisions of our Code of Ethics, and any waivers of provisions of the Code of Ethics that are required to be disclosed under the rules of the Securities and Exchange Commission ("SEC") or under the listing standards of the NYSE, at the same location on our website.

Director Orientation and Continuing Education

        Our Nominating and Corporate Governance Committee and the Board oversee the orientation and continuing education of our directors.

Director Independence

        With the adoption of our Corporate Governance Guidelines, the Board established independence standards in accordance with the requirements of the NYSE corporate governance rules. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director or director nominee does not have a material relationship with us (directly, or as a partner, shareholder or officer of an organization that has a relationship with us). In addition, no director or director nominee may be deemed independent if the director or director nominee:

•
has in the past three years:

•
received (or whose immediate family member has received) more than $100,000 per year in direct compensation from us, other than director or committee fees;

•
been an employee of ours;

•
had an immediate family member who was an executive officer of ours;

•
been (or whose immediate family member has been) an affiliate or employee of a present or former internal or independent auditor of Regis;

•
been (or whose immediate family member has been) employed as an executive officer of another company whose compensation committee within the past three years has included a present executive officer of Regis; or

•
is currently an employee or executive officer (or has an immediate family member who is an executive officer) of another company that makes payments to us, or receives payments from us, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1.0 million or 2% of such other company's consolidated gross revenues.

        Under our director independence standards described above, the Board has determined that each director, with the exception of Mr. Finkelstein and Mr. David Kunin, is independent. A supermajority of our Board members is independent.

Communications with the Board

        Shareholders and other interested parties who wish to contact the Board, any individual director or the non-management or independent directors as a group, are welcome to do so by writing to our Secretary at the following address: Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439.

        Comments or questions regarding our accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating and Corporate Governance Committee.

Executive Sessions of Non-Management and Independent Directors

        In order to promote open discussion among non-management directors, the Board has implemented a policy of conducting executive sessions of non-management directors in connection with each regularly scheduled Board meeting. Shareholders may communicate with the non-management directors as a group by following the procedures described above under "Communications with the Board."

        The Chairman of the Audit Committee presides over executive sessions of the independent and non-management directors. Shareholders may communicate with the presiding director or the independent and non-management directors as a group by following the procedures described above under "Communications with the Board."

Committees of the Board

        The Board has three committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

        The charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee may be viewed on our website at www.regiscorp.com under "Corporate Governance." The charters are also available in printed form free of charge to any shareholder who requests them by writing to our Secretary at 7201 Metro Boulevard, Edina, Minnesota 55439. The charters include information regarding the committees' composition, purpose and responsibilities.

        The Board has determined that all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee qualify as independent directors as defined under the NYSE corporate governance rules.

        The Board committees have responsibilities as follows:

Audit Committee

        This committee assists the Board in discharging its oversight responsibility to the shareholders and investment community regarding: (i) the integrity of our financial statements and financial reporting processes; (ii) our internal accounting systems and financial and operational controls; (iii) our audit, accounting and financial reporting processes; (iv) the engagement, qualifications and independence of the independent auditor; (v) the performance of our internal audit activities; and (vi) compliance with our ethics programs, including the Code of Ethics, our whistle-blower policy, and legal and regulatory requirements.

        In carrying out these duties, this committee maintains free and open communication between the Board, the independent auditor and our management. This committee meets with management and the independent auditor at least quarterly.

        In addition, this committee conducts quarterly meetings or conference calls with management and the independent auditor prior to our earnings releases to discuss the results of the independent auditor's quarterly reviews and fiscal year-end audit.

        The Board has determined that all members of the Audit Committee meet the NYSE definitions of independence and financial literacy for Audit Committee members. In addition, Rolf Bjelland, an independent director and the Chairman of the Audit Committee, has been determined by the Board to be an audit committee financial expert for purposes of the SEC rules and possesses accounting or related financial management expertise as required by the NYSE. Members serving on the Audit Committee do not currently serve on the audit committee of more than three public companies.

Compensation Committee

        The primary responsibilities of this committee are (i) to determine and approve, or make recommendations to the Board with respect to, the compensation and benefits packages of all executive officers; and (ii) to consider and recommend incentive compensation and equity-based plans. Additional information about the responsibilities of the Compensation Committee is provided below under "Executive Compensation—Compensation Discussion and Analysis."

Nominating and Corporate Governance Committee

        This committee discharges the Board's responsibilities related to general corporate governance, including Board organization, membership and evaluation. It also reviews and recommends to the Board corporate governance principles and presents qualified individuals for election to the Board. Finally, this committee oversees the evaluation of the performance of the Board and each standing committee of the Board. For further information regarding our director nomination process, see "Director Nomination Process" below.

Board Meetings and Attendance

        The Board held ten meetings during the fiscal year ended June 30, 2009. Each incumbent director attended, in person or by teleconference, at least 75% of the meetings of both the Board and Board committees on which he or she served. Our Board does not have a formal policy relating to Board member attendance at annual meetings of shareholders; however, our directors are encouraged to attend the meeting each year. Each of the then-serving directors attended the 2008 annual meeting of shareholders.

        The following table shows the number of meetings held in fiscal 2009 and the names of the directors currently serving on each committee:

Committee	Number of Meetings During Fiscal 2009	Members
Audit	6	Rolf Bjelland* Thomas Gregory Van Zandt Hawn Stephen Watson
Compensation	6	Susan Hoyt* Rolf Bjelland Thomas Gregory Stephen Watson
Nominating and Corporate Governance	3	Van Zandt Hawn* Thomas Gregory Susan Hoyt Stephen Watson

*
Committee Chair

Director Nomination Process

        The Nominating and Corporate Governance Committee is responsible for screening and recommending director candidates to the full Board for nomination. The Nominating and Corporate Governance Committee will consider nominations received from our shareholders, provided that proposed candidates meet the requisite director qualification standards discussed below. When appropriate, the Committee will also engage an independent third-party search firm. The Committee will then evaluate the resumes of any qualified candidates recommended by shareholders and search firms, as well as by members of the Board. Generally, in order to be considered for nomination, a candidate must have:

  •
  high professional and personal ethics and values;

  •
  a strong record of significant leadership and meaningful accomplishments in his or her field;

  •
  broad experience;

  •
  the ability to think strategically;

  •
  sufficient time to carry out the duties of Board membership; and

  •
  a commitment to enhancing shareholder value and representing the interests of all shareholders.

        Candidates are evaluated based on these qualification standards and the current needs of the Board.

        All shareholder nominations must be accompanied by a candidate resume which addresses the extent to which the nominee meets the director qualification standards. Nominations will be considered only if we are currently seeking to fill an open director position. All nominations by shareholders should be sent to the Chairperson of the Nominating and Corporate Governance Committee c/o the Senior Vice President, General Counsel and Secretary at Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The Compensation Discussion and Analysis ("CD&A") describes the basic objectives, principles, decisions and rationale underlying our compensation policies and decisions as well as the material elements of the compensation of our executive officers identified in the Summary Compensation Table on page 25 (the "Named Executive Officers"). The CD&A should be read in conjunction with the compensation tables beginning on page 25.

Compensation Philosophy

        The compensation programs for our executive officers have been established and maintained by the Compensation Committee (referred to as the "Committee" in the Executive Compensation section of this Proxy Statement) and are structured to motivate our executive officers, including our Named Executive Officers, to achieve the pre-established business goals set by the Board. Accordingly, our compensation programs are intended to work together to reward our executive officers for achieving such goals, to induce their commitment and continued service with the Company, and to align their interests with those of our shareholders through equity compensation and stock ownership requirements. The Committee has established an executive pay philosophy that targets total remuneration (i.e., base salary + annual and long-term incentives + benefits) around the market median, relative to our Peer Group (identified below) as well as the broader retail market, subject to adjustments in the Committee's discretion based on company-wide and individual performance factors.

        As described in more detail below, the Committee reviews and approves each element of compensation and the level of each element for our executive officers, including the Named Executive Officers. In its review, the Committee looks at peer group information to assess the appropriateness of the mix of compensation elements and the targeted levels of rewards for each compensation element, but does not use a particular formula for determining the exact mix or amount of compensation. Accordingly, while the Committee strives to structure a total compensation package that is competitive with the market median, the Committee has discretion to make subjective determinations based on its perceptions of both company-wide and individual performance when selecting the mix and levels of compensation. Since total remuneration for our executive officers is driven by market compensation levels, most of the Committee's decisions are made on the basis of information on market practices provided by Hay Group, an independent consulting firm that provides executive compensation consulting services to the Committee.

        The compensation paid to the Named Executive Officers in fiscal 2009 was determined primarily by making incremental changes to our historical compensation programs that have developed based on our compensation philosophy. The Committee's ability to rely primarily on historical compensation programs with only incremental changes is due, in part, to the fact that many of our executive officers have been employed by Regis for many years and are familiar with the general programs. In fiscal 2009, the Compensation Committee engaged Hay Group to conduct a comprehensive review of the Company's executive compensation and incentive programs. As a result of this review, modifications were made to the Company's historic compensation programs to ensure alignment with business plans going forward. These modifications are discussed in more detail below.

Compensation Committee Responsibilities

        The Committee is charged with developing and administering the base salary, annual (i.e., bonus) and long-term incentive, and benefit programs for our executive officers. In developing the compensation programs, a basic objective for the Committee is that the total compensation paid to the Named Executive Officers be fair, reasonable and competitive in relation to the median compensation for similar positions at our peer group of companies, as identified below (the "Peer Group"), as well as in the broader retail market. This objective is consistent with our executive pay philosophy.

        The primary purpose of the Committee is to discharge the responsibilities of the Board relating to the compensation of our executive officers. The duties and responsibilities of the Committee are:

  •
  to determine and approve, or make recommendations to the Board with respect to, the compensation of all executive officers; and

  •
  to consider and recommend the structure of, and changes in, our incentive compensation and equity-based plans.

Role of Executive Officers in Compensation Decisions

        The Committee believes that in order for our executive compensation programs to be effective, management must have an opportunity to provide input. Committee meetings are regularly attended by our President and Chief Executive Officer; Senior Executive Vice President and Chief Financial & Administrative Officer; Senior Vice President and General Counsel; and other executives as needed. In particular, our Chief Executive Officer has an opportunity to present materials and discuss management's views regarding compensation issues. Our Chief Executive Officer furnishes his input to the Committee on the compensation of the Company's executive officers, including its other Named Executive Officers and he may be present during deliberations and voting on the other executives' compensation. However, our Chief Executive Officer may not be present during deliberations and voting regarding his own compensation, as well as during other executive sessions of the Committee.

Setting Compensation

In General

        In advising the Committee, the Hay Group prepares competitive pay analyses regarding both the Peer Group referenced in the next paragraph below and the broader retail market, and provides information on our performance compared to the Peer Group. Based on these analyses, the Hay Group advises the Committee on the level and design of compensation programs for our executive officers. The Chairperson of the Committee works directly with Hay Group to determine the scope of the work needed to assist the Committee in its decision-making processes. Hay Group also works with management consistent with Committee direction to gain a better understanding of our pay policies and practices, and to facilitate the development of our compensation strategies and approach to determining compensation levels.

Our Peer Group

        In making overall compensation decisions, the Committee compares each element of total compensation against the Peer Group data and against broader retail market data, each as presented by Hay Group. The Peer Group used by the Committee to benchmark the compensation of our Named

Executive Officers was initially developed in the fall of 2006 and was approved in February 2007. The composition of the Peer Group was reviewed and adjusted during fiscal 2009. The changes to the Peer Group included the following: 1) Guitar Center, Inc. was removed from the Peer Group because it was taken private in 2007; 2) Applebee's International, Inc. was removed from the Peer Group because it was acquired by the International House of Pancakes (IHOP) in 2007; and 3) DineEquity, Inc. (formerly IHOP), the company resulting from IHOP's acquisition of Applebee's International, Inc., was added to the Peer Group. We expect to review the composition of the Peer Group at least every other year and adjust it as the Committee determines to reflect changes at Regis or at members of our Peer Group (e.g., changes in lines of business, mergers, acquisitions, spin-offs and the like). Since we do not believe that there are any companies that are exact competitors or peers within our industry, we have selected companies for our Peer Group based on the following criteria, which are representative of our key business characteristics:

  •
  Annual revenues on a system-wide basis between one-half to two times our revenue;

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  Small box specialty retail and service companies;

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  Customer service element is critical to business;

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  Exclusion of apparel companies, due to the increased risk such companies confront in forecasting fashion trends far enough in advance to order product and manage inventory; and

  •
  Companies targeting a moderate customer in terms of income and style.

        Each company in our current 14-member Peer Group meets a majority of those criteria. The companies are:

• Advanced Auto Parts, Inc. • Auto Zone, Inc. • Brinker International, Inc. • CBRL Group, Inc. • DineEquity, Inc.	• Foot Locker, Inc. • Game Stop Corp. • H&R Block, Inc. • Jack in the Box, Inc. • Papa John's International, Inc.	• PetSmart, Inc. • Radio Shack Corp. • Service Corporation International • Starbucks Corp.

        The Peer Group provides direct incumbent information on a job title match basis (e.g., Chief Executive Officer, Chief Financial Officer) for the companies with which we compete for executive talent. Hay Group's Retail Industry Total Remuneration Survey (the "Hay Group Survey" or the "Survey") is used to provide an additional benchmark for compensating the Named Executive Officers and furnishes compensation data on the broader retail market place (covering over 90 organizations, a majority of which are specialty stores). The Survey provides the Committee with information on the broader market that the Company competes in and how the Peer Group compares to this broader market. The compensation data utilized from the Survey is selected based on job content since data based on matching titles derived from proxy statement information may not be available or may not adequately represent the actual job content of our executive officers.

        The data from the Peer Group and the Hay Group Survey includes base salary, annual incentive bonus, equity incentive compensation and benefits and perquisites for the named executive officers of those companies. The data provides the Committee with market information for executives and accounts for the considerable variation in compensation that corresponds to differing levels of responsibility and duties by title among Named Executive Officers.

Compensation Elements

In General

        The compensation and benefits programs for our Named Executive Officers are intended to work together toward the recruitment, retention and motivation of the executive talent required to successfully manage and grow our business and to achieve our short and long-term business objectives. Beyond that, individual elements of compensation are designed for different purposes. The elements of compensation for our Named Executive Officers are:

  •
  Base salary, which is designed to attract and retain executives over time;

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  Annual incentive (bonus) compensation, which is designed to focus executives on achieving the business objectives established by the Board for a particular year, including specific objectives related to growth in our earnings per share ("EPS");

  •
  Long-term incentive compensation, consisting of stock appreciation rights ("SARs"), restricted stock and restricted stock units ("RSUs"), which is designed to focus executives on the long-term success of the Company, as reflected in increases in our stock price, and to encourage stock ownership that aligns the interests of our executives with those of our shareholders; and

  •
  Benefits, which are designed to provide long-term executive retention and commitment to the Company.

        In addition, Named Executive Officers may receive termination or change in control compensation and benefits. Termination compensation and benefits are designed to ease an employee's transition due to an unexpected employment termination, while change in control compensation and benefits are designed to encourage employees to remain focused on our business in the event of rumored or actual fundamental corporate changes.

        As previously stated, the Committee has a long-standing total remuneration (i.e., base salary + annual- and long-term incentives + benefits) executive pay philosophy that aims to provide an aggregate compensation package that is competitive around the median of the market relative to both our Peer Group and the broader retail market, while individual compensation elements may exceed or lag the market median. To this end, the Committee establishes the amount and mix of base salary and variable compensation by referencing market practices for total compensation and for each element, subject to adjustments in the Committee's discretion based on company-wide and individual performance factors. In developing the total compensation package for a Named Executive Officer, the Committee considers the internal relationship of pay across all executive positions. The Committee structures variable compensation that provides the opportunity to earn above market compensation for results above target and below market compensation when the target is missed.

        In fiscal 2009, the Committee asked Hay Group to conduct a comprehensive review of Regis' executive compensation and incentive programs. The Committee believes that Regis is transitioning from a growth company to a mature company with more traditional growth patterns. The Company's compensation plans were designed for a growth organization and the Committee wanted to ensure that the compensation plans are aligned with the new business environment.

Base Salary

        The Committee views a competitive base salary as an important component to attract and retain executive talent. Base salaries also serve as the foundation for the annual incentive (bonus) plan, which expresses the bonus opportunity as a percent of base salary.

        The Committee considers both internal equity and external competitiveness in determining the base salary of our Named Executive Officers. The Committee strives to set a base salary that is appropriately competitive for each executive officer based on our executive pay philosophy and given his or her individual experience and performance. This approach is applied consistently for all executive officers. After considering input from our Chief Executive Officer regarding the performance of the other Named Executive Officers, the Committee uses its judgment regarding individual performance, market competitiveness, length of service and other factors, including Company performance, that it deems relevant to determine the appropriate base salary and size of any salary increase for each Named Executive Officer. The review of individual performance includes a specific review of the individual performance of Messrs. Finkelstein and Pearce conducted jointly by the Committee and the Nominating and Corporate Governance Committee, and more general reviews of the individual performance of the other Named Executive Officers, focused primarily on the scope of responsibilities of each Named Executive Officer.

Base Salary Decisions for Fiscal 2009 and Fiscal 2010

        The base salaries paid in fiscal 2009 to each of our Named Executive Officers are shown under the "Salary" column of the Summary Compensation Table. Changes in base salaries are typically considered by the Committee in April (to be effective in July) each year. In April 2008 and April 2009 base salaries for the executive officers were increased slightly for each of fiscal 2009 and fiscal 2010, respectively, based on historical rates of annual increase, and to adjust for inflation. When we adjusted compensation packages in 2007, we eliminated certain benefits and increased the base salaries of our Named Executive Officers to maintain the overall level of compensation of these executives. These changes were carried forward to each of fiscal 2008 and fiscal 2009. Additionally, in fiscal 2009, Hay Group conducted a comprehensive review of Regis' executive compensation and incentive programs in comparison to its new business environment. Hay Group's analysis determined that most of Regis' executives were provided above market incentive opportunities and conservative base salaries. Based on this analysis, the Committee decided to rebalance the components of our executive's total compensation by implementing a decrease in the annual bonus opportunity for our executive officers by ten percent (10%), and a commensurate increase in the base salary of our executive officers (the basis for other components of an executive's compensation (including the annual bonus opportunity)) of seven percent (7%), effective in fiscal 2010. The Hay Group advised the Committee that the resulting mix of total cash compensation is more commensurate with pay practices of other retail organizations operating in mature markets.

Annual Incentive (Bonus) Compensation

        Annual incentive (bonus) compensation for our Named Executive Officers is determined each year under the Short Term Plan. Annual cash bonus amounts are established under the Short Term Plan, and payouts have historically been based on achievement of EPS targets (described below). The Committee believes that EPS is an objective measure that serves as a reasonable gauge of our bottom-line performance because it takes into account all aspects of our financial performance.

        Each year, the Committee evaluates our annual and long-term strategic plan to determine if the financial metrics are appropriate to measure achievement of our objectives and to motivate executives. Based on discussions with our Chief Executive Officer and Chief Financial & Administrative Officer, the Board determines the financial metrics to be included in the Short Term Plan. The metrics are generally approved in April each year.

Annual Incentive Compensation Decisions for Fiscal 2009

        The Short Term Plan provides for a full bonus if 100% of the targeted EPS for the year is achieved and a threshold bonus equal to 37.5% of the full bonus if 85% of the targeted EPS for the year is achieved. EPS performance between 85% and 100% of targeted EPS yields a bonus that is calculated by interpolation between those fixed points. No bonus is paid if EPS falls below 85% of the original EPS target. In addition, due to the critical leadership role of the Chief Executive Officer in achieving EPS performance, the Short Term Plan provides for his total bonus to exceed the target bonus amount (up to 100% of his annual base salary) if EPS exceeds 105% of the EPS target for the year.

        Annual incentive compensation targets under the Short Term Plan are expressed as a percentage of base salary (which, for this purpose, excludes the modest increase in base salary to cover perquisites described below under "Benefits"), and the percentage increases with job scope and complexity to provide greater upside opportunity for increased responsibility. For the last fiscal year, the target bonus was set at 75% of base salary for the Chief Executive Officer (which bonus, as noted above, may be increased to a maximum bonus equal to 100% of salary if the EPS target described above is achieved), 60% of base salary for any Senior Executive Vice President, and 55% of base salary for Executive Vice Presidents. The bonus opportunity for an executive officer whose base salary changed during the year is based on a weighted average of the annualized base salaries in effect for the year. The table below shows the threshold and target payouts (expressed as a percentage of base salary) that correspond to the threshold and target levels of achievement for each Named Executive Officer who participates in the Short Term Plan and continues to serve as one of our executive officers:

 2009 SHORT TERM INCENTIVE COMPENSATION PLAN

	FY09 Incentive— Percent of Salary		FY09 EPS
Executive Officer	Threshold	Target*	Threshold	Target
Paul D. Finkelstein	28%	75%	$1.78	$2.09
Chairman & CEO	$(322,031)	$(858,750)
Randy L. Pearce	23%	60%	$1.78	$2.09
SEVP, CFO & CAO	$(112,500)	$(300,000)
Gordon B. Nelson	21%	55%	$1.78	$2.09
EVP-Fashion, Education & Marketing	$(92,194)	$(245,850)
Mark Kartarik	21%	55%	$1.78	$2.09
EVP-President Franchise Division	$(85,800)	$(228,000)
Bruce Johnson	21%	55%	$1.78	$2.09
EVP-Real Estate and Construction	$(69,930)	$(183,150)
Kris Bergly	21%	55%	$1.78	$2.09
Former Executive Vice President, Chief Operating Officer	$(63,621)	$(166,627)

*
As noted, the CEO is eligible to receive an increased bonus payout (equal to 100% of base salary) should actual EPS meet or exceed 105% of the Board-approved EPS target. For fiscal year 2009, EPS had to meet or exceed $2.19 for the CEO to receive the increased bonus; as this target was not reached in fiscal 2009, the CEO did not receive such increased bonus.

        Early in fiscal 2009 it became clear that the business plan that Regis had adopted for the year was no longer consistent with Regis' business operations due to the unforeseen and significant deterioration of the market-wide economic conditions. In order to engage and motivate executives for achievement of business objectives that were aligned with the current economic environment for the remainder of the fiscal year, the Committee approved a "supplemental award" for fiscal 2009. The supplemental award program provided our executive officers with the opportunity to receive the payouts (expressed as a percentage of salary) identified in the table below upon the achievement of certain performance goals for the period October 1, 2008 through June 30, 2009. The performance goals were aimed at reducing the Company's expenses and were based on the achievement of benchmark reductions in debt and inventory levels as well as in capital, operating and other acquisition-related expenditures during the identified period. The supplemental bonus program was designed to provide an additional opportunity to earn a bonus for fiscal 2009, and not as a replacement of the "original" short-term bonus opportunity (based on EPS). If the executive officers were able to attain a bonus award under each of the original EPS target and under the supplemental award program, the executive would receive the greater of the two payments, but would not be paid both awards.

 FY09 SUPPLEMENTAL AWARD OPPORTUNITY

Executive Officer	Target*	Award Achieved
Paul D. Finkelstein	30.0%	$343,500
Chairman & CEO	$(343,500)
Randy L. Pearce	30.0%	$150,000
SEVP, CFO & CAO	$(150,000)
Gordon B. Nelson	27.5%	$122,925
EVP-Fashion, Education & Marketing	$(122,925)
Mark Kartarik	27.5%	$114,400
EVP-President Franchise Division	$(114,000)
Bruce Johnson	27.5%	$91,575
EVP-Real Estate and Construction	$(91,575)
Kris Bergly*	27.5%	$83,314
Former Executive Vice President, Chief Operating Officer	$(104,500)

*
For Mr. Bergly, the award achieved reflects the pro rata bonus earned based on the actual number of days in which he was employed during the fiscal year prior to his termination on April 17, 2009 (291/365).

        For executives to achieve the supplemental award, they had to meet five performance goals: (1) Reduce total debt to $700 million or less; (2) reduce inventory levels to $222 million; (3) reduce capital expenditures ("CAPEX") to $53 million or less; (4) reduce investments in and expenses related to acquisitions, investments and loans to $23 million or less; and (5) reduce budgeted operating expenses by at least $15 million. Each dollar of reduction toward or exceeding the debt, inventory, CAPEX or acquisitions/investments goal is fungible among those four goals. No supplemental award would be earned if the Company was not in compliance with all debt covenants at June 30, 2009.

        In fiscal 2009, we did not achieve the EPS target for fiscal 2009; however, we did achieve the expense reduction objectives established under the supplemental award program and we were in compliance with our debt covenants at June 30, 2009. Accordingly, our executives earned the target award under the supplemental award program.

Annual Incentive Compensation Decisions for Fiscal 2010

        In fiscal 2009, we made the decision to change our annual incentive program, effective for fiscal 2010, based on submission of a proposal by management and a comprehensive evaluation of the overall incentive compensation program by Hay Group in January 2009. As described above regarding base salary, the annual bonus opportunity was decreased by ten percent (10%) as compared to fiscal 2009. Under the new program, business performance will be based on achieving target levels of earnings before interest, taxes, depreciation and amortization ("EBITDA") as well as attainment of certain business goals. EBITDA was identified as the most appropriate financial metric given its focus on operating earnings and cash management. In addition, a portion of the incentive compensation is based on achievement of several goals which encompass various aspects of our financial and operating performance, which the Committee believes is appropriate for a more mature company.

        Accordingly, Hay Group proposed modifying the annual incentive compensation program (effective for fiscal 2010) as follows: the annual incentive bonus would be evenly split between a profit performance metric and business goal achievement. To maintain focus on operations, cash flow and liquidity, it was determined that 50% of the annual bonus opportunity would be based on achieving an EBITDA target. The remaining 50% would be based on the achievement of certain business-enhancing goals. In addition, an EBITDA profit "trigger" must be met before any bonus associated with achieving the business goals is paid out. The trigger is set at 50% of the EBITDA target approved by the Compensation Committee. This trigger is designed to protect the Company against paying out any bonuses without meeting a minimum level of profit. In addition, stretch goals have been included whereby participants have the ability to earn up to 130% of the bonus target if 105% of the EBITDA target and all of the business goals are achieved.

        The business goals for fiscal 2010 cover a range of business-enhancing objectives, including debt reduction, maintenance of service margins, execution of cost savings initiatives, increasing average service and product ticket and completing the transition of the Trade Secret back office functions to Premier Salons, which will contribute to expense reduction efforts.

        Management submitted the revised annual incentive compensation program to the Compensation Committee for its approval in April 2009. The revised incentive program was approved by the Compensation Committee and will be introduced in fiscal 2010. Any payout from the program will occur only after the Compensation Committee approves the Company's EBITDA achievement and achievement of the business goals, which normally occurs the following August.

        The current annual incentive plan provides Threshold and Target goals. For fiscal 2010, the Committee added a Maximum goal, pursuant to which the executives have the ability to earn up to 130% of the bonus target if 105% of the EBITDA target and all of the business goals are achieved. All three levels of awards within the annual incentive plan (as set forth in the table below) are earned only after attainment of the EBITDA trigger. Maximum is defined as a "super stretch" goal with the possibility of earning a bonus equal to 65% of the target for each of the EBITDA target and the business goals, and with a 10% to 20% probability of achievement. Next is Target, which has some "stretch" associated with the goal, but it is expected to have a 50% probability of achievement and results in a bonus payout of 50% of target. Last, is the Threshold level, which is designed to keep management motivated and is expected to have an 80% to 90% probability of achievement. Achievement of the Threshold level provides a bonus payout of 12.5% of target. Achievement of either: (i) an EBITDA level; and/or (ii) Number of performance goals that is anywhere between the established Trigger and Maximum Goal amounts results in a bonus payment that is calculated by interpolation between the established payout percentages.

Long-term Incentive Compensation

        In General.    The Committee considers equity-based long-term incentive compensation ("LTI") to be critical to the alignment of executive compensation with the creation of shareholder value. Our long-term equity incentive compensation awards are granted pursuant to our 2004 Long Term Incentive Plan (the "Long Term Plan").

        Each year at its April meeting, the Committee reviews the portfolio of long-term incentive vehicles, the targeted award size and the performance measures associated with any awards. The Committee also reviews recommendations provided by management and Hay Group regarding changes to the LTI design. The Committee's practice is to make annual grants of equity awards to our executive officers, primarily in the form of stock appreciation rights and restricted stock. The Committee believes that the use of multiple equity vehicles balances a focus on equity-driven growth with the retention hook of restricted stock. The grant date for the awards is the date the grant becomes effective (generally the same day as Committee approval, but it may be a date in the future approved by the Committee when an event occurs (e.g., new hire or promotion date)). The exercise price of the stock appreciation rights is the closing price of a share of our Common Stock on that grant date. From time to time, the Board will consider making grants under other special circumstances, such as recruiting new executive talent, upon the promotion of an executive, and to retain key individuals.

        Stock Appreciation Rights ("SARs").    A SAR is similar to a stock option in that it allows the recipient to benefit from appreciation in our stock price from the grant date through the exercise date. However, with a SAR, the recipient is not required to actually purchase the exercised shares to realize any appreciation in value (as is the case with a stock option), but rather on exercise simply receives the amount of the increase in shares of our stock. Because the value that may be earned through SARs is dependent upon an increase in our stock price, the Committee views SAR grants as a link between management wealth accumulation and the creation of shareholder value. The Long Term Plan provides that SARs may not be granted with an exercise price less than 100% of fair market value of a share of our Common Stock on the SAR grant date. The holder of a SAR does not have any voting or dividend rights until he or she exercises the SARs.

        SARs awarded to the Named Executive Officers by the Committee have a ten-year term and vest annually in 20% increments on each of the first five anniversaries of the date of grant, provided that the Named Executive Officer remains employed by the Company on each such date. Vesting automatically is accelerated in the event of a change in control of the Company. This acceleration is designed to motivate executives to actively participate and support the Board in any potential change of control by assuring that they can participate in any increase in the value of the company. As provided in the applicable award agreements for SARs, if a Named Executive Officer dies or becomes disabled, unvested SARs are immediately vested and the individual's estate has 12 months from the date of death (or the remaining term, if shorter) to exercise his or her SARs. If a Named Executive Officer retires, voluntarily terminates employment, or is dismissed without cause, the award agreements provide that he or she has 90 days from the date of termination to exercise all vested SARs. If a Named Executive Officer is terminated for cause, the award agreements provide that all outstanding SARs are forfeited.

        Restricted Stock.    Restricted stock is Common Stock that has vesting restrictions tied to continued employment. Restricted stock provides recipients with the opportunity to earn full value shares of our Common Stock. Under the terms of the award agreements with our Named Executive Officers, the restricted stock awards vest at a rate of 20% annually on each of the first five anniversaries of the date of grant provided that the Named Executive Officer remains employed by the Company on each such date. Recipients of restricted stock are entitled to vote the shares, whether or not vested, and will be entitled to dividends that will accumulate and be paid out upon vesting in the form of additional shares of restricted stock.

        Vesting automatically is accelerated in the event of the recipient's death or disability, or in the event of a change in control of the Company, for the same reasons that vesting of SARs is accelerated as described above. In addition, vesting of restricted stock can be accelerated if the Committee determines that such action would be in the best interests of the Company. If a recipient of a grant of restricted stock leaves for any reason other than death or disability before vesting, the Long Term Plan provides that any unvested portion of the restricted stock award is forfeited, subject to the Committee's discretion to cancel any or all restrictions and vest any or all of the restricted stock award.

        Restricted Stock Units.    Restricted stock units ("RSUs") are a variant to the grant of restricted stock. No RSUs were granted in fiscal 2009.

        RSUs provide an executive officer with a right of ownership in the company similar to a grant of restricted stock. The number of units granted corresponds to a specified number of shares of stock and are paid out in Common Stock. The RSUs vest in full after a five-year period, subject to accelerated vesting in the event of death or disability, unless otherwise determined by the Committee. The recipient of an RSU does not vote the shares underlying the RSU until it is settled in Common Stock, but the recipient does receive cash payments equivalent in value to the cash dividends payable on the same number of shares of Common Stock. Vesting automatically is accelerated in the event of the recipient's death or disability, or in the event of a change in control of the Company, for the same reasons described above.

Long-Term Incentive Compensation Decisions for Fiscal 2009

        Review and Revision of Long-term Incentive Awards.    In fiscal 2009, as part of the total compensation assessment, Hay Group reviewed Regis' long-term incentive program. Specifically, Hay

Group reviewed the competitive level of Regis' long-term incentive grants and determined, at the time of the analysis, that the value of Regis' long-term incentive grants were well below the market. Regis has historically granted a consistent number of shares from year to year, which was appropriate when the stock price was less volatile. Consequently, the historic grant levels did not provide a competitive level of value. In fiscal 2009, Hay Group recommended that the Committee increase equity award levels for fiscal 2009 to make the awards competitive with the value delivered in the market for this period. To determine the number of shares to grant, Hay Group reviewed market practices and an analysis of factors—including the targeted level of direct compensation, the number of shares available for grant, the burn rate associated with the equity grants and the objective of retaining and adequately motivating management. Based on this analysis, Hay Group recommended granting additional equity awards, based on a multiple of the previously consistent number of shares, which resulted in total direct compensation for each named executive officer that ranged from the market median to the 75th percentile of the broader retail market. The increased equity award amounts for fiscal 2009 are intended to be a one-time event related to the current economic conditions. The level of future awards will be reviewed annually by the Compensation Committee and will be established based on grant value, rather than a consistent number of shares, as well as other factors such as share usage. Other than the adjustment to equity grant levels, there were no additional changes made to our long-term incentive program during fiscal 2009.

        2009 Annual Equity Awards.    For fiscal year 2009, the annual equity grants to our Named Executive Officers included a combination of SARs and restricted stock as set forth below:

2009 LTI AWARDS

	SARs (#)	Restricted Stock (#)
Paul D. Finkelstein	106,000	53,000
Randy L. Pearce	30,000	30,000
Gordon B. Nelson	20,000	20,000
Mark Kartarik	20,000	20,000
Bruce Johnson	20,000	20,000
Kris Bergly	0	0

        The SARs and restricted stock awards were granted on April 30, 2009 at the closing price of $19.14 and vest ratably over a five-year period (i.e., 20% per year). Mr. Bergly did not receive an equity grant for fiscal 2009 as his termination date (April 17, 2009) preceded the date of grant.

Benefits

        The Committee reflects its executive compensation philosophy of targeting total remuneration around the market median by providing a benefits package that leads the market while total cash compensation has historically lagged the market. This approach is based on historic practice and is designed to retain and encourage executive commitment to the Company. The benefits we provide our Named Executive Officers are summarized in the footnotes to the Summary Compensation Table or are otherwise reported in the accompanying tables, including footnotes. Benefits for our Named Executive Officers include core benefits available to all full-time employees (e.g., coverage for medical, dental, prescription drugs, basic life insurance, long-term disability coverage). We also provide retirement benefits, additional life insurance benefits, a nonqualified deferred compensation plan and payments and benefits upon termination of employment and/or a change in control. These benefits are described below under "Summary of Executive Agreements" and "Retirement Plans and Arrangements."

        We restated our employment agreements with our executives in fiscal 2009 to make changes as required in order to comply with Code Section 409A and the regulations issued thereunder. Other than the supplemental award opportunity with respect to the annual incentive compensation for fiscal 2009 and the restatement of the agreements for purposes of complying with Code Section 409A, we did not make any changes in our benefits program in fiscal 2009. We believe that the benefits package, including the provisions of the employment agreements with our executives that provide retirement and post-termination payments, are competitive with the market based on information Hay Group has provided to our Compensation Committee.

Stock Ownership by Named Executive Officers

        The Board believes that each of our officers who have reached the level of Executive Vice President or above should be a shareholder and should have a significant financial stake in the Company. Accordingly, the Committee adopted the following Common Stock ownership requirements, which are reflected in the Corporate Governance Guidelines on our website, as of April 26, 2007:

  •
  Chief Executive Officer—5x annual base salary

  •
  Senior Executive Vice President—3x annual base salary

  •
  Executive Vice President—2x annual base salary

        The individual stock ownership requirements were established in 2007. The Committee reviewed updated market data and determined that these levels were appropriately competitive and kept them at the same level for 2009. The program provides that executives achieve their ownership level within five years of being appointed to a position. The Chief Executive Officer and each current Senior Executive Vice President and Executive Vice President have until May 1, 2012 to meet their respective ownership thresholds.

Post-Employment Compensation—Change in Control Arrangements

        In General.    Pursuant to their Employment Agreements that were entered into during the 2007 fiscal year, Mr. Finkelstein and Mr. Pearce are entitled to certain compensation and other benefits if their employment terminates due to certain articulated reasons (including in connection with a change in control), as described below under "Summary of Executive Agreements." Under the 2008 Amendment dated December 23, 2008 to the Amended and Restated Compensation Agreement dated June 29, 2007 for Myron Kunin, he will continue to receive monthly compensation for life (as provided under the terms of his original Compensation and Non-Competition Agreement with the Company entered into on May 7, 1997), and he is entitled to other compensation and benefits in connection with a change in control that occurs prior to his death. Our other Named Executive Officers are entitled to similar change in control benefits under the terms of their respective Employment and Deferred Compensation Agreements, but these agreements do not provide for separate compensation in connection with a termination of employment unrelated to a change in control. Our Long Term Plan and the related award agreements do, however, provide for accelerated vesting of equity awards upon death, disability or a change in control. In addition, the employment agreements with our Named

Executive Officers contain covenants not to compete or solicit, as well as confidentiality provisions, that the Committee considers especially valuable in the event of an executive's termination of employment.

        Change in Control.    The Committee and the Board recognize the importance to us and our shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with any rumored or actual change in control of the Company. To that end, properly designed change in control provisions in the employment agreements with our Named Executive Officers protect shareholder interests by enhancing executive focus during rumored or actual change in control activity through:

  •
  Incentives to remain with us despite uncertainties while a transaction is under consideration or is pending;

  •
  Assurances of severance and other benefits in the event of termination;

  •
  Immediate vesting of equity elements of total compensation after a change in control; and

  •
  Additional stock grants awarded immediately upon the change in control.

        These provisions are discussed in the sections captioned "Summary of Executive Agreements."

        Gross-Up Payments.    As shown below in the "Potential Payments Upon Termination or Change in Control" table, if any payments made to a Named Executive Officer due to termination or change in control subjects the Named Executive Officer to any excise taxes due ("parachute excise tax") under Code Section 4999, we will pay to the Named Executive Officer a gross-up payment to compensate the individual for the net effect of the imposition of such parachute excise tax. The effects of Code Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive officer's personal compensation history. Therefore, to provide an equal level of benefit to similarly situated employees without regard to the effect of the parachute excise tax, the Committee and the Board have determined that Code Section 4999 gross-up payments are appropriate for our Named Executive Officers.

Tax, Accounting and Other Implications

Deductibility of Executive Compensation

        Code Section 162(m) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to a company's chief executive officer or any of its three other most highly compensated executive officers (other than its chief financial officer) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for "qualifying performance-based" compensation (i.e., compensation paid only if the individual's performance meets pre-established objective goals based on performance criteria approved by shareholders.) The Committee's policy is to design compensation programs that further the best interests of the Company and our shareholders and that preserve the tax deductibility of compensation expenses. Incentive bonuses paid to executive officers under the Short Term Plan and stock appreciation rights awarded under the Long Term Plan are designed to qualify as performance-based compensation. The Committee also believes, however, that it must maintain the flexibility to take actions which it deems to be in our best interests but which may not qualify for tax deductibility under Section 162(m). In this regard, the Committee recognizes that if the amount of base salary (and any other compensation that is not determined to be performance-based under Section 162(m), such as time-vested restricted stock) for any of our executive officers exceeds $1 million, any amounts over $1 million will not be deductible for federal income tax purposes.

        As required under the tax rules, we must obtain shareholder approval of the material terms of the performance goals for qualifying performance-based compensation every five years. We last requested and received shareholder approval in 2004. As five years have passed since we received this approval, we are again submitting the material terms of the performance goals for qualifying performance-based compensation under the Long Term Plan and Short Term Plan for approval at the Annual Meeting.

Regulatory Considerations

        The Committee considered (i) the impact of the $1 million limit on the deductibility of non-performance based compensation imposed by Code Section 162(m), (ii) the accounting treatment of various types of equity-based compensation under Statement of Financial Accounting Standards No. 123, Share-Based Payment ("SFAS 123(R)"), and (iii) the non-deductibility of excess parachute tax payments under Code Section 280G (and the related excise tax imposed on covered employees under Code Section 4999 as described above under "Gross-Up Payments") in its design of executive compensation programs. In addition, the Committee considered other tax and accounting provisions in developing the compensation programs for our Named Executive Officers. These included the special rules applicable to non-qualified deferred compensation arrangements under Code Section 409A, as well as the overall income tax rules applicable to various forms of compensation. While the Committee strove to compensate our Named Executive Officers in a manner that produced favorable tax and accounting treatment, its main objective was to develop fair and equitable compensation arrangements that appropriately motivate, reward and retain those executives.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the management of the Company. Based on that review and related discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Susan S. Hoyt, Chairperson Rolf F. Bjelland Thomas L. Gregory Stephen E. Watson Members of the Compensation Committee

 SUMMARY COMPENSATION TABLE

        The following table shows, for the Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers of Regis in 2009 and two additional individuals who would have been among the three other most highly compensated executive officers of Regis in 2009 but for the fact that they were not serving as executive officers on June 30, 2009, together referred to as the Named Executive Officers, information concerning compensation earned for services in all capacities during the fiscal years ended June 30, 2007, June 30, 2008 and June 30, 2009. In the case of Messrs. Bergly and Johnson, who are Named Executive Officers for the first time in the fiscal year ended June 30, 2009, information is only reported for compensation earned during the fiscal year ended June 30, 2009.

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total($)
Paul D. Finkelstein	2009	1,206,833	0	1,659,251	212,271	343,500	3,898,315	308,300	7,628,470
Chairman of the Board of	2008	1,141,215	0	1,582,094	159,538	825,000	0	321,986	4,029,833
Directors, President and Chief Executive Officer	2007	1,061,150	0	563,238	107,456	747,380	1,927,577	321,304	4,728,105
Randy L. Pearce	2009	665,445	0	580,063	61,941	150,000	285,586	85,368	1,828,403
Senior Executive Vice	2008	636,376	0	535,897	47,383	285,000	15,528	94,262	1,614,446
President, Chief Financial and Administrative Officer	2007	485,915	0	148,046	32,698	261,916	143,354	206,709	1,278,638
Gordon B. Nelson	2009	498,646	0	126,027	42,084	122,925	304,763	214,460	1,308,905
Executive Vice President,	2008	472,577	0	95,556	32,241	236,500	28,342	200,434	1,065,650
Fashion, Education and Marketing	2007	451,729	0	63,372	22,044	223,455	215,638	224,539	1,200,777
Mark Kartarik	2009	462,008	0	120,600	40,371	114,400	211,036	180,749	1,129,164
Executive Vice President,	2008	441,339	0	90,114	30,523	220,000	10,276	185,016	977,268
Regis Corporation and President, Franchise Division	2007	424,432	0	58,714	20,580	190,137	88,836	171,819	954,518
Bruce Johnson	2009	382,881	0	120,600	40,371	91,575	199,543	187,293	1,022,263
Executive Vice President, Real Estate and Construction
Myron Kunin	2009	872,503	0	0	0	0	120,795	0	993,298
Former Vice Chairman of	2008	830,955	0	0	0	0	0	39,055	870,010
the Board of Directors(5)	2007	789,371	0	0	0	0	61,770	37,100	888,241
Kris Bergly	2009	353,913	0	151,050	35,977	83,314	642,597	998,625	2,265,476
Former Executive Vice President, Chief Operating Officer(6)

(1)
Values expressed represent the actual compensation expense recognized by us during fiscal 2007, fiscal 2008 and fiscal 2009 for equity awards granted in fiscal 2007 and prior years, fiscal 2008 and prior years, or fiscal 2009 and prior years, respectively, as determined pursuant to SFAS 123(R) utilizing the assumptions discussed in Note 15 to our consolidated financial statements for the fiscal year ended June 30, 2009, but disregarding the estimate of forfeitures related to service-based vesting.

(2)
Amounts represent payouts of annual incentive (bonus) compensation under the Short Term Plan, which is described above.

(3)
Amounts represent the change in the present value of benefits under the pension plans.

(4)
The following table sets forth All Other Compensation amounts by type:

Name	Deferred Compensation Company Match and Profit-Sharing Contribution ($)	Dividends and Dividend Equivalents on Stock and Option Awards ($)	Life Insurance Premiums ($)	Tax Gross-Ups ($)	Severance ($)(a)	Total All Other Compensation ($)(b)(c)
Paul D. Finkelstein	50,674	42,440	100,000	100,432	0	308,300
Randy L. Pearce	36,211	17,516	0	31,641	0	85,368
Gordon B. Nelson	35,023	6,645	65,000	93,837	0	214,460
Mark Kartarik	22,328	6,225	65,000	87,196	0	180,749
Bruce Johnson	32,467	6,225	65,000	83,601	0	187,293
Myron Kunin	0	0	0	0	0	0
Kris Bergly	24,016	6,422	35,000	57,700	852,856	998,625

    (a)
    Reflects amount paid or accrued in connection with termination of Mr. Bergly's employment. See "Summary of Executive Agreements—Separation Agreement with Kris Bergly, Former Executive Vice President and Chief Operating Officer" for more information on these severance payments.
    (b)
    Total All Other Compensation for Mr. Finkelstein and Mr. Nelson also includes $14,754 and $13,955 of perquisites, respectively, which primarily relate to medical benefits, including the reimbursement of co-pay and other out-of-pocket expenses.
    (c)
    Total All Other Compensation for Mr. Bergly also includes $7,312 for medical expenses, $2,450 for taxable business trips and $12,869 in payment for accrued, unused vacation at termination.

(5)
Mr. Kunin retired from his position as Vice Chairman of the Board of Directors and as a member of the Board of Directors on October 23, 2008.

(6)
Mr. Bergly's employment with the Company terminated on April 17, 2009.

 GRANTS OF PLAN-BASED AWARDS IN 2009

        The following table sets forth certain information concerning plan-based awards granted to the Named Executive Officers during the fiscal year ended June 30, 2009. No options were repriced or materially modified during the fiscal year. Due to Mr. Kunin's retirement on October 23, 2008, Mr. Kunin did not receive any plan-based awards during the fiscal year.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Option Awards: Number of Securities Underlying Options(#)(2)
					All Other Stock Awards: Number of Shares of Stock or Units(#)(2)		Exercise or Base Price of Option Awards ($)(2)	Grant Date Fair Value of Stock & Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Paul D. Finkelstein		322,031	858,750	1,145,000
					53,000			1,014,420
	04/30/09					106,000	19.14	749,420
Randy L. Pearce		112,500	300,000	300,000
					30,000			574,200
	04/30/09					30,000	19.14	212,100
Gordon B. Nelson		92,194	245,850	245,850
					20,000			382,800
	04/30/09					20,000	19.14	141,400
Mark Kartarik		85,800	228,000	228,000
					20,000			382,800
	04/30/09					20,000	19.14	141,400
Bruce Johnson		69,930	183,150	183,150
					20,000			382,800
	04/30/09					20,000	19.14	141,400
Kris Bergly		63,621	166,627	166,627

(1)
These amounts represent the potential target bonus amounts available to our executives for fiscal 2009 under the Short Term Plan as described under "Annual Incentive (Bonus) Compensation" in the Compensation Discussion and Analysis section of this Proxy Statement. The actual amounts of the bonuses earned by the Named Executive Officers during fiscal 2009 are listed in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

(2)
The option and stock awards were granted under the Long Term Plan.

(3)
Valuation of awards is based on the grant date fair value of those awards determined pursuant to SFAS 123(R) utilizing assumptions discussed in Note 15 to our consolidated financial statements for the fiscal year ended June 30, 2009.

 OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

        The following table sets forth certain information concerning equity awards outstanding to the Named Executive Officers at June 30, 2009. Mr. Kunin did not have any outstanding equity awards at the time of his retirement on October 23, 2008. All of Mr. Bergly's unvested equity awards expired upon termination of his employment on April 17, 2009, and his vested equity awards expired on July 16, 2009.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Paul D. Finkelstein	69,200		0		15.13	10/31/10
	10,000	(3)	0	(3)	42.79	05/26/14
	8,000	(3)	2,000	(3)	35.49	05/03/15
	12,000		8,000		35.33	04/27/16
	8,800		13,200		39.04	04/26/17
	4,400		17,600		28.57	04/24/18
	0		106,000		19.14	04/30/19
							770	(3)(4)	13,403	(3)
							3,676	(3)(5)	64,001	(3)
							165,000	(7)	2,872,650
							6,712	(6)	116,856
							8,899	(10)	154,927
							53,000	(11)	922,730
Randy L. Pearce	22,700		0		20.31	07/14/09
	4,000		0		42.79	05/26/14
	3,200		800		35.49	05/03/15
	2,400		1,600		35.33	04/27/16
	2,480		3,720		39.04	04/26/17
	1,240		4,960		28.57	04/24/18
	0		30,000		19.14	04/30/19
							821	(4)	14,297
							1,634	(5)	28,445
							3,783	(6)	65,864
							50,000	(9)	870,500
							5,016	(10)	87,323
							30,000	(11)	522,300

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Gordon B. Nelson	2,500	0	42.79	05/26/14
	2,000	500	35.49	05/03/15
	1,500	1,000	35.33	04/27/16
	300	450	36.20	08/22/16
	1,680	2,520	39.04	04/26/17
	840	3,360	28.57	04/24/18
	0	20,000	19.14	04/30/19
					513	(4)	8,935
					1,021	(5)	17,778
					460	(8)	8,000
					2,563	(6)	44,618
					3,398	(10)	59,154
					20,000	(11)	348,200
Mark Kartarik	2,500	0	42.79	05/26/14
	2,000	500	35.49	05/03/15
	1,500	1,000	35.33	04/27/16
	1,680	2,520	39.04	04/26/17
	840	3,360	28.57	04/24/18
	0	20,000	19.14	04/30/19
					513	(4)	8,935
					1,021	(5)	17,778
					2,563	(6)	44,618
					3,398	(10)	59,154
					20,000	(11)	348,200
Bruce Johnson	25,000	0	16.50	02/15/10
	2,500	0	42.79	05/26/14
	2,000	500	35.49	05/03/15
	1,500	1,000	35.33	04/27/16
	1,680	2,520	39.04	04/26/17
	840	3,360	28.57	04/24/18
	0	20,000	19.14	04/30/19
					513	(4)	8,935
					1,021	(5)	17,778
					2,563	(6)	44,618
					3,398	(10)	59,154
					20,000	(11)	348,200

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Kris Bergly	7,500	0	20.31	07/14/09
	2,000	500	42.79	07/16/09
	1,500	1,000	35.49	07/16/09
	1,500	1,000	35.33	07/16/09
	300	450	36.20	07/16/09
	2,000	3,000	39.04	07/16/09
	1,000	4,000	28.57	07/16/09
					1,015	(4)	17,672
					1,021	(5)	17,778
					460	(8)	8,009
					3,044	(6)	52,994
					4,036	(10)	70,259

(1)
Value based on a share price of $17.41, which was the last reported sale price for a share of our Common Stock on the NYSE on June 30, 2009.

(2)
All awards of stock options and SARs vest as to 20% of the shares covered by the award on each of the first five anniversaries of the date of grant. The date of grant of each stock option and SAR is ten years before the expiration date.

(3)
Half of the amount of the reported awards has been transferred to Mr. Finkelstein's former spouse pursuant to a divorce decree.

(4)
Award vests as to 20% of the shares covered by the award on each of the first five anniversaries of the date of grant, which was May 3, 2005.

(5)
Award vests as to 20% of the shares covered by the award on each of the first five anniversaries of the date of grant, which was April 27, 2006.

(6)
Award vests as to 20% of the shares covered by the award on each of the first five anniversaries of the date of grant, which was April 26, 2007.

(7)
Award vests in full on February 7, 2012.

(8)
Award vests as to 20% of the shares covered by the award on each of the first five anniversaries of the date of grant, which was August 22, 2006.

(9)
Award vests in full on May 9, 2012.

(10)
Award vests as to 20% of the shares covered by the award on each of the first five anniversaries of the date of grant, which was April 24, 2008.

(11)
Award vests as to 20% of the shares covered by the award on each of the first five anniversaries of the date of grant, which was April 30, 2009.

 2009 OPTION EXERCISES AND STOCK VESTED

        The following table sets forth certain information concerning options and SARs exercised and stock vested during fiscal 2009 for the Named Executive Officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Paul D. Finkelstein	42,500	484,673	7,833	138,854
Randy L. Pearce	0	0	4,762	85,130
Gordon B. Nelson	16,500	53,885	3,285	60,072
Mark Kartarik	54,216	603,014	3,133	55,975
Bruce Johnson	0	0	3,133	55,975
Myron Kunin	20,000	201,436	0	0
Kris Bergly	66,481	225,947	2,684	48,463

(1)
The number of shares acquired on vesting of stock awards includes shares that were forfeited for withholding tax obligations. The number of shares forfeited for each Named Executive Officer is reported below:

Name	Number of Shares Used to Pay Taxes on Vested Awards (#)
Paul D. Finkelstein	2,563
Randy L. Pearce	2,061
Gordon B. Nelson	1,077
Mark Kartarik	1,027
Bruce Johnson	1,052
Myron Kunin	0
Kris Bergly	879

Summary of Executive Agreements

Employment Agreement with Paul Finkelstein, Chairman & CEO

        We are party to an Employment Agreement dated February 8, 2007 (the "2007 Agreement") with our Chairman and Chief Executive Officer, Paul Finkelstein. The 2007 Agreement was amended and restated during fiscal 2009 to make certain changes required to comply with Code Section 409A and regulations issued thereunder, with such amendment and restatement effective as of December 31, 2008 (the "2008 Agreement" or the "Agreement"). By its terms, the Employment Agreement expires on February 8, 2012 (the fifth anniversary of the effective date of the 2007 Agreement). The Employment Agreement does not provide for an automatic renewal. Key provisions in Mr. Finkelstein's contract include:

  •
  Base Salary—Mr. Finkelstein will receive a base salary of $1,100,000 (subject to increase, as determined annually by the Compensation Committee).

  •
  Bonus—Mr. Finkelstein is eligible for an annual performance bonus as determined under the provisions of the Short Term Plan parameters.

  •
  Long-Term Incentives—Mr. Finkelstein is eligible to participate on the same basis as other executive officers under the Long Term Plan.

  •
  Retention Incentives—Mr. Finkelstein received 165,000 restricted stock units, effective on March 9, 2007 when the Long-Term Incentive Plan was amended to provide for restricted stock units, which cliff vest at the end of the five-year contract term. The payment will be automatically deferred until the January 31 next following the end of the five-year contract term and will be made in shares of Regis common stock.

  •
  Life Insurance—We will reimburse Mr. Finkelstein $100,000 annually for premiums payable by the Executive with respect to life insurance coverage under a policy with a face amount of $10 million. We are required to make a total of ten annual premium payments on the life insurance policy, four of which have been made. We will also provide Mr. Finkelstein with a gross-up for the federal and state income taxes on the resulting income.

  •
  Retirement Benefits—Upon retirement, Mr. Finkelstein is entitled to receive a lump sum cash payment equal to the present value of a hypothetical annuity consisting of monthly payments (adjusted for an annual 4% cost of living increase) with an initial monthly payment equal to 60% of his five-year average monthly compensation as of his termination of employment, excluding bonuses (the "Monthly Benefit"), and are payable for the remainder of his life (the "retirement benefit"). For purposes of determining the present value of this hypothetical annuity, the following assumptions apply:

    (1)    Interest: Payments will be discounted to present value at a rate of interest equal to the yield to maturity, of 30-year U.S. Treasury Notes as of Mr. Finkelstein's termination of employment.

    (2)    Mortality: It will be assumed that payments will be made for the joint life and last survivor expectancy of Mr. Finkelstein and his former spouse, or the life expectancy of Mr. Finkelstein if his former spouse is not then living, as determined at the start of payments under Table II (Joint Life and Last Survivor Expectancy), or Table I (Single Life Expectancy), as applicable, found in IRS Publication 590. Any payments to be made beyond the life expectancy of Mr. Finkelstein, as determined under Table I, are assumed to be fifty percent (50%) of the payments then being made to Mr. Finkelstein (as adjusted for cost of living).

    If Mr. Finkelstein dies while employed with us, and if his former spouse survives him, she is entitled to receive monthly survivor benefits for life, with payments equal to fifty percent of the Monthly Benefit to which Mr. Finkelstein would have been entitled were he living and were he to receive his retirement benefit in the form of a monthly annuity.

  •
  Health, Welfare and Other Benefits—During Mr. Finkelstein's employment, health and welfare benefits are provided on the same basis as for other executive officers.

  •
  Termination of Employment Payments, Benefits and Other Obligations—The following section separately addresses benefits provided to Mr. Finkelstein upon death or disability, termination without cause or for good reason, termination for cause or without good reason and termination after a change in control. Retirement benefits are provided as described above under "Retirement Benefits" except as modified below.

  •
  Death or Disability. Mr. Finkelstein is entitled to his accrued compensation and obligations, including pro rata bonus for year of termination based on highest bonus during previous three years. Mr. Finkelstein will receive full vesting of any unvested stock option, restricted stock/restricted stock units and other incentive awards. In addition, Mr. Finkelstein and his spouse are entitled to lifetime health, hospitalization, prescription drug and dental insurance benefits.

  •
  Dismissal without Cause or Resignation for Good Reason. Mr. Finkelstein is entitled to the same payments and benefits as provided upon death or disability, plus severance pay. Mr. Finkelstein's severance pay is payable in a lump sum and is calculated by multiplying (a) the sum of his current base salary and highest three year bonus by (b) the number of full and partial years remaining in the Agreement term, provided that such number will be no more than three and no less than two. Mr. Finkelstein will also be entitled to a lump sum payment sufficient to pay any amounts described above under "Life Insurance" which remain unpaid as of the date of his termination of employment.

  •
  Dismissal for Cause or Resignation without Good Reason. Mr. Finkelstein is entitled to payment of accrued compensation and obligations only. Retirement benefits are not payable in the event of a termination of employment for cause.

  •
  Change in Control. If Mr. Finkelstein is terminated by us for any reason or resigns for good reason: (a) during the term of the Agreement and following a change in control (as defined in the Agreement), or (b) within two years following a change in control that occurs during the term of the Agreement, Mr. Finkelstein is entitled to the same payments, benefits and severance as provided upon Dismissal without Cause or Resignation for Good Reason.

      Upon a change in control Mr. Finkelstein also is entitled to receive an award of 300,000 shares of Common Stock to partially recompense him for giving up the non-parachute excise tax gross-up discussed above under "Gross-Up Payments." Mr. Finkelstein is entitled to a gross-up for the impact of parachute tax only (to put him in the same income tax position as if there was no parachute tax).

      Additionally, upon any termination of Mr. Finkelstein's employment following a change in control (except for cause), he receives the same retirement benefits described above under "Retirement Benefits," except that the following assumptions are used to determine the present value of the retirement benefit:

      (1)    Interest: There will be no interest discount—that is, the lump sum amount will equal the total of the assumed payments.

      (2)    Mortality: It will be assumed that payments will be made for the longer of (A) the period specified in the Retirement Benefits section above, or (B) two hundred and forty (240) months. Any payments to be made beyond the longer of the life expectancy of the Executive, as determined under Table I (Single Life Expectancy) found in IRS Publication 590 or any successor publication, or two hundred and forty (240) months, are assumed to be fifty percent (50%) of the Adjusted Monthly Benefit.

      Mr. Finkelstein also will receive a lump sum payment of any unpaid amounts (at the time of the change in control) described above under "Life Insurance."

  •
  Restrictive Covenants—Mr. Finkelstein is subject to restrictive covenants prohibiting the disclosure or use of confidential information, along with two-year covenants regarding non-competition and non-solicitation of employees. Our remedies for violations of restrictive covenants include injunctive relief and forfeiture of retirement and severance benefits.

  •
  Mandatory Arbitration—Disputes arising under Mr. Finkelstein's Employment Agreement are to be resolved by binding arbitration.

Employment Agreement with Randy Pearce, SEVP, CFO & CAO

        We are party to an Employment Agreement with our Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer, Randy Pearce dated May 9, 2007 (the "2007 Agreement"), which was amended and restated during fiscal 2009 in order to comply with Code Section 409A and is effective December 31, 2008 (the "2008 Agreement" or the "Agreement"). By its terms, the Employment Agreement expires on May 9, 2012 (the fifth anniversary of the effective date of the 2007 Agreement). The Employment Agreement does not provide for an automatic renewal. Key provisions in Mr. Pearce's contract include:

  •
  Base Salary—Mr. Pearce will receive a base salary of $475,000 (subject to increase, but as determined annually by the Compensation Committee).

  •
  Bonus—Mr. Pearce is eligible for an annual performance bonus as determined under the provisions of the Short Term Plan parameters.

  •
  Long Term Incentives—Mr. Pearce is eligible to participate on the same basis as other executive officers under the Long Term Plan.

  •
  Retention Incentives—On May 9, 2007, Mr. Pearce received 50,000 restricted stock units which cliff vest at the end of the five-year contract term. The payment will be automatically deferred until the January 31 next following the end of the five-year contract term and will be made in shares of Regis common stock.

  •
  Life Insurance—We agreed to pay Mr. Pearce $120,000 annually for three years starting in 2008 in lieu of our remaining obligation to pay: (i) premiums on an existing $2.5 million Northwestern Mutual policy insuring Mr. Pearce's life and (ii) a gross-up for federal and state income taxes on the resulting income. As of June 30, 2009, we have made two of these payments and one annual payment remains.

  •
  Retirement Benefits—Upon retirement, Mr. Pearce is entitled to receive a lump sum cash payment equal to the present value of a hypothetical annuity consisting of monthly payments which are equal to the greater of $5,000 or 40% of his five-year average monthly compensation as of his termination of employment, excluding bonuses (subject to a twenty year vesting schedule), and are payable for 240 months (such monthly payments referred to as the "Monthly Benefit"). Mr. Pearce has the option to elect to receive his retirement benefit in the form of the 240 monthly payments rather than the lump sum, provided that such election is made in accordance with the requirements described in the Agreement and consistent with Code Section 409A. If Mr. Pearce dies before receiving full payment of his retirement benefit, payment will be made in a lump sum or monthly payments will continue, as applicable, to his designated beneficiary (or his estate).

  •
  Health, Welfare and Other Benefits—During Mr. Pearce's employment, health and welfare benefits are provided on the same basis as for other executive officers.

  •
  Termination of Employment Payments, Benefits and Other Obligations—The following section separately addresses benefits provided to Mr. Pearce upon death or disability, termination without cause or for good reason, termination for cause or without good reason and termination after a change in control. Retirement benefits are provided as described above under "Retirement Benefits" except as modified below.

  •
  Death or Disability. Mr. Pearce is entitled to his accrued compensation and obligations, including pro rata bonus for year of termination based on highest bonus during previous three years. Mr. Pearce will receive full vesting of any unvested stock option, restricted stock/restricted stock units and other incentive awards. In addition, Mr. Pearce and his spouse are entitled to post-termination health, hospitalization, prescription drug and dental insurance benefits until he or she attains age 65. If Mr. Pearce becomes disabled, he will receive monthly payments beginning six months after his disability begins and continuing until the earlier of his death or attainment of age 65, or until he ceases to be disabled, in an amount equal to his Monthly Benefit. At death or attainment of age 65, he or his beneficiary will receive the benefit describe above under "Retirement Benefits."

  •
  Dismissal without Cause or Resignation for Good Reason. Mr. Pearce is entitled to the same payments and benefits provided upon death or disability, plus severance pay. Mr. Pearce's severance pay is payable in a lump sum and is calculated by multiplying (a) the sum of Executive's base salary and highest three year bonus by (b) the number of full and partial years remaining in the Agreement term (up to a maximum of two years). Mr. Pearce will also be entitled to a lump sum payment sufficient to pay any amounts described above under "Life Insurance" which remain unpaid as of the date of his termination of employment.

  •
  Dismissal for Cause or Resignation without Good Reason. Mr. Pearce is entitled to accrued compensation and obligations where dismissal is for cause. Retirement benefits are not payable in the event of a termination of employment for cause. Where resignation is without good reason, Mr. Pearce (and his spouse) also receive post-termination health, hospitalization, prescription drug and insurance benefits until he or she attains age 65.

    •
    Change in Control. If Mr. Pearce is terminated by us for any reason or if he resigns for good reason (a) during the term of the Agreement and following a change in control, or (b) within two years following a change in control that occurs during the term of the Agreement, Mr. Pearce is entitled to the same payments, benefits and severance as provided upon Dismissal without Cause or Resignation for Good Reason.

      Upon a change in control Mr. Pearce also is entitled to receive an award of 50,000 shares of Common Stock to partially recompense him for giving up the non-parachute excise tax gross-up discussed above under "Gross-Up Payments." Mr. Pearce is entitled to a gross-up for the impact of parachute tax only (to put him in the same income tax position as if there was no parachute tax).

      Additionally, upon any termination of Mr. Pearce's employment following a change in control (except for cause), he receives the same retirement benefits described above under "Retirement Benefits," except that the lump-sum is equal to the sum of the payments due, determined as if he were fully vested and without a present value reduction. Mr. Pearce also will be entitled to a lump sum payment of any unpaid amounts described above under "Life Insurance."

  •
  Restrictive Covenants—Mr. Pearce is subject to restrictive covenants prohibiting the disclosure or use of confidential information, along with two-year covenants regarding non-competition and non-solicitation of employees. Our remedies for violation of restrictive covenants include injunctive relief and forfeiture of retirement and severance benefits.

  •
  Mandatory Arbitration—Disputes arising under Mr. Pearce's Employment Agreement are to be resolved by binding arbitration.

Employment Agreements with Remaining Named Executive Officers

        We are also party to Employment Agreements with our EVP-Fashion, Education & Marketing (Gordon Nelson), our EVP-Regis Corporation and President, Franchise Division (Mark Kartarik) and our EVP, Real Estate & Construction (Bruce Johnson) (hereinafter referred to as the "Other Named Executive Officers"), which have been amended and restated effective as of December 31, 2008. The Employment Agreement(s) have commenced as of the effective date and continue until terminated by either us or Mr. Nelson, Mr. Kartarik or Mr. Johnson, as applicable.

        The arrangements for Mr. Nelson, Mr. Kartarik and Mr. Johnson are summarized below, including the key differences in their respective Employment Agreements:

  •
  Base Salary—Base salaries of Mr. Nelson, Mr. Kartarik and Mr. Johnson are as determined by the Committee from time to time. Their current base salaries are: Mr. Nelson, $447,000; Mr. Kartarik, $416,000; and Mr. Johnson $333,000.

  •
  Bonus—Mr. Nelson, Mr. Kartarik and Mr. Johnson are each eligible for an annual performance bonus as determined under the provisions of Short Term Plan parameters.

  •
  Long Term Incentives—Mr. Nelson, Mr. Kartarik and Mr. Johnson are each eligible to participate on the same basis as other executive officers under the Long Term Plan.

  •
  Retirement Benefits—Upon retirement, Mr. Nelson, Mr. Kartarik and Mr. Johnson are each entitled to receive a lump sum cash payment equal to the present value of a hypothetical annuity of monthly payments which are equal to the greater of $5,000 or 40% of their respective five-year average monthly compensation as of their termination of employment, excluding bonuses (subject to a twenty year vesting schedule), and are payable for 240 months (such monthly payments referred to as the "Monthly Benefit"). In addition, Mr. Nelson's agreement provides for the monthly benefit to be increased by $2,500 provided his employment is not terminated by us for cause or by Mr. Nelson without good reason on or before February 8, 2012. Mr. Nelson, Mr. Kartarik and Mr. Johnson have the option to elect to receive their retirement benefit in the form of the 240 monthly payments rather than the lump sum, provided that such election is made in accordance with the requirements described in their Agreement and consistent with Code Section 409A. If Mr. Nelson, Mr. Kartarik or Mr. Johnson dies before receiving full payment of his retirement benefit, payment will be made in a lump sum or monthly payments will continue, as applicable, to his designated beneficiary (or his estate). If Mr. Nelson, Mr. Kartarik or Mr. Johnson becomes disabled, he will receive monthly payments beginning six months after his disability begins and continuing until the earlier of his death or attainment of age 65, or until he ceases to be disabled, in an amount equal to his Monthly Benefit. At death or attainment of age 65, he or his beneficiary will receive the benefit describe above under "Retirement Benefits." No retirement benefits are payable in the event of termination of employment for cause.

  •
  Life Insurance—Pursuant to the terms of separate agreements with Mr. Nelson, Mr. Kartarik and Mr. Johnson, we will pay premiums for a total of ten years (nine, eight and ten respectively of which have already been made) on the existing policies insuring the lives of Mr. Nelson, Mr. Kartarik and Mr. Johnson respectively. We also will provide Mr. Nelson, Mr. Kartarik and Mr. Johnson with gross-ups for federal and state income taxes on the resulting income. The face amount of the policies insuring the lives of each of Mr. Nelson, Mr. Kartarik and Mr. Johnson is approximately $2.7 million for Mr. Nelson and $3 million for each of Mr. Kartarik and Mr. Johnson.

  •
  Health, Welfare and Other Benefits—During Mr. Nelson's, Mr. Kartarik's and Mr. Johnson's employment, health and welfare benefits are provided on the same basis as for other executive officers.

  •
  Change in Control—If Mr. Nelson, Mr. Kartarik or Mr. Johnson is terminated by us for any reason, other than cause, or resigns for good reason within two years following a change in control, he is entitled to an amount equal to three times the sum of his base salary and highest three year bonus (in addition to his monthly retirement benefits).

    Upon a change in control, each of Mr. Nelson, Mr. Kartarik and Mr. Johnson is entitled to receive an automatic award of 40,000 shares of Common Stock to partially recompense him for giving up the non-parachute excise tax gross-up discussed above under "Gross-Up Payments." Mr. Nelson, Mr. Kartarik and Mr. Johnson are entitled to a gross-up for the impact of parachute tax only (to put him in the same income tax position as if there was no parachute tax).

    Additionally, upon any termination of Mr. Nelson's, Mr. Kartarik's or Mr. Johnson's employment following a change in control (except for cause), he receives (1) the same retirement benefits described under "Retirement Benefits," except that the lump-sum is equal to the sum of the payments due, determined as if he is fully vested and without a present value reduction, and (2) a lump sum payment of any unpaid amounts described above under "Life Insurance."

  •
  Restrictive Covenants—Mr. Nelson, Mr. Kartarik and Mr. Johnson are subject to a twenty-four (24) month non-compete restrictive covenant. Our remedies for violation of the restrictive covenant include forfeiture of retirement benefits.

  •
  Mandatory Arbitration—Disputes arising under Mr. Nelson's, Mr. Kartarik's or Mr. Johnson's Employment Agreements are to be resolved by binding arbitration.

  •
  Consulting Arrangement—Within 60 days after Mr. Nelson's employment with us is terminated, Mr. Nelson will enter into a three-year consulting agreement with regard to our DVD training program. The consulting agreement does not pertain to either Mr. Kartarik or Mr. Johnson.

Employment Agreement with Myron Kunin, Former Vice Chairman

        We are party to an Amended and Restated Compensation Agreement entered into as of June 29, 2007 which was amended during fiscal 2009 (the "2008 Amendment") with our former Vice Chairman of the Board of Directors, Myron Kunin, that replaces the prior compensation agreement between us and Mr. Kunin. Under the 2008 Amendment, we have agreed to continue to pay Mr. Kunin an annual amount, payable in monthly payments, for the remainder of his life. This amount (as established under his prior agreement) is equal to $600,000, increased annually in proportion to any increase in the Consumer Price Index from July 1, 1996. Accordingly, the amount for fiscal 2009 was $872,503. Under Mr. Kunin's Amended and Restated Compensation Agreement, Mr. Kunin is entitled to the following benefits upon a change in control (as defined in the 2008 Amendment) that occurs anytime prior to his death:

    •
    A lump sum payment equal to the present value of his remaining lifetime monthly payments described above, with the discount rate used to determine present value equal to the yield to maturity, as of the date of the change in control, of U.S. Treasury notes with a maturity date nearest the joint life expectancy of Mr. Kunin and his spouse; plus an amount equal to the excess of (i) the sum of his "adjusted annual compensation" for each year during the joint life expectancy of Mr. Kunin and his spouse, with no discount for present value, over (ii) the present value of his remaining lifetime monthly payments as determined above. Mr. Kunin's "adjusted annual compensation" is equal to the annual payments being made to him as of the date of the change in control, increased by four percent (4%) for each year in the joint life expectancy.

    •
    A lump sum cash payment equal to three times the sum of the annual payments being made to Mr. Kunin at the date of the change in control.

    •
    An award of 200,000 shares of Common Stock to partially recompense him for giving up the non-parachute excise tax gross-up discussed above under "Gross-Up Payments."

    •
    A tax gross-up for the impact of parachute tax only (to put him in the same income tax position as if there was no parachute tax).

Mr. Kunin has agreed that during the period in which payments are made, as provided in the original agreement, he will not engage in any business competitive with the business conducted by us. Additionally, we have a survivor benefit plan for Mr. Kunin's spouse, payable upon his death, at a rate of one half of his lifetime monthly payments, adjusted for inflation, for the remaining life of his spouse. Mr. Kunin retired as our Vice Chairman when his term as director ended at the 2008 annual meeting.

Separation Agreement with Kris Bergly, Former Executive Vice President and Chief Operating Officer

  •
  Severance Compensation—Mr. Bergly will receive severance compensation of $443,333.33 (gross), which is payable in fourteen equal monthly installments of $31,666.66, which commenced in June 2009.

  •
  Bonus—Mr. Bergly is eligible to receive a pro-rata (291/365) bonus payment pursuant to our short-term bonus plan for Executive Vice Presidents for the period of his employment during fiscal 2009, payment to be made at the same time as payments are made to all eligible executives.

  •
  Long-Term and Equity Incentives—Pursuant to the terms of the 2004 Long-Term Incentive Plan, we exercised our discretion to accelerate vesting of 2,500 shares of restricted stock that were otherwise unvested on the date of Mr. Bergly's termination but would have become vested within three weeks of such date. Under the terms of the 2004 Long-Term Incentive Plan, Mr. Bergly was allowed to exercise his vested, unexercised stock appreciation rights for a period of ninety (90) days following his termination date, provided such exercise was during an open trading window pursuant to our Insider Trading Policy.

  •
  Retirement Benefits—Pursuant to the terms of Mr. Bergly's Employment and Deferred Compensation Agreement with us, Mr. Bergly will receive a lump sum cash payment of his retirement benefit (see discussion under the supplemental retirement benefit portion of the "Retirement Plans and Arrangements" section below) based on a Monthly Benefit vested at a rate of sixty percent (60%) to be discounted as provided under the terms of his Agreement and paid the first day of the month following the date that is six months after his termination date. We also agreed to pay Mr. Bergly an additional retirement benefit payment based on a Monthly Benefit vested at a rate of forty percent (40%) and payable in a discounted lump sum on May 1, 2010.

  •
  Life Insurance—Pursuant to the terms of the Agreement for life insurance benefits that we have entered into with Mr. Bergly, we will pay premiums for a total of ten years (eight of which have already been made) on the existing policy insuring the life of Mr. Bergly. We also will provide Mr. Bergly with gross-ups for federal and state income taxes on the resulting income. The face amount of the policy insuring the life of Mr. Bergly is approximately $2 million.

  •
  Health, Welfare and Other Benefits—Mr. Bergly is permitted to continue his participation in our health and welfare benefit plans consistent with the terms of those plans, and we have agreed to reimburse him for the amounts paid by him for COBRA coverage for continued participation in our medical and dental plans for a period of eighteen (18) months. In addition, we have agreed to allow Mr. Bergly to continue his participation in our executive medical reimbursement plan, which provides for the reimbursement of qualified medical expenses, through December 31, 2009. With respect to Mr. Bergly's company-provided automobile, we have agreed to assign the existing lease on such vehicle over to him and to (i) continue to pay for the lease payments and automobile insurance through September 30, 2009, and (ii) make a $500 monthly payment for the period October 1, 2009 through March 30, 2012 to be used by Mr. Bergly to pay a portion of the vehicle lease payment. We also agreed to reimburse Mr. Bergly for $2,500 of tax planning assistance related to the negotiation and execution of the Agreement.

  •
  Covenants—As part of the Agreement, Mr. Bergly and the Company agreed to a mutual non-disparagement clause and mutual releases of claims either party may have against the other.

Definitions under Executive Agreements

        Certain of the terms used in the executive agreements are defined below:

  •
  Cause—acts resulting in a felony conviction that is materially detrimental to the financial interests of the Company; willful nonperformance by the executive of his material employment duties (other than by reason of physical or mental incapacity); or willful engagement in fraud or gross misconduct that is materially detrimental to the financial interests of the Company.

  •
  Good Reason—assignment to the executive of duties inconsistent with his status or any adverse alteration in the executives reporting responsibilities, titles or offices; reduction of the executive's base salary; material breach of the agreement by the Company; requirement that the executive's principal place of employment be relocated by more than 30 miles from the Company's current address; or the Company's failure to obtain an agreement from any successor entity to assume the Company's obligations under the agreement.

  •
  Disability—physical or mental disability or health impairment that prevents the effective performance by the executive of his duties on a full time basis.

  •
  Change in Control—a person is or becomes the beneficial owner of 20% or more of the outstanding common stock or outstanding voting securities of the Company; consummation of a merger or consolidation of the Company, a statutory share exchange or an acquisition of all or substantially all of the Company's assets unless the beneficial owners of the Company's outstanding voting securities immediately prior to the transaction beneficially own more than 50% of the voting power of the outstanding voting securities of the surviving entity in substantially the same proportions; or the incumbent directors cease to constitute at least a majority of the Board.

Retirement Plans and Arrangements

        In addition to a discount stock purchase plan generally available to all employees, we provide the Named Executive Officers with the following retirement benefits: Nonqualified deferred compensation benefit, and Executive Retirement Savings Program.

        Nonqualified supplemental retirement benefit:    We offer senior executives a nonqualified supplemental executive retirement benefit that is funded through key personal life insurance policies. The retirement benefit is included within the terms of an executive's Employment Agreement with the Company and provides for a lump sum payment upon retirement in an amount equal to the present value of a hypothetical annuity of 240 monthly payments which are equal to the executive's vested percentage multiplied by the greater of (i) 40% of the executive's average monthly compensation for the sixty (60) month period preceding the executive's termination (60% in the case of the Chairman & CEO) and (ii) $5,000 (the "Monthly Benefit"). The present value of the annuity is determined using an interest rate equal to the yield to maturity of 30-year U.S. Treasury Notes as of the date of payment. An executive's vested percentage is determined under a 20-year vesting schedule based on the executive's completed years of service, with vesting commencing at five percent (5%) after 7 years of service and the executive becoming fully vested after 20 years of service. If payment is made prior to age 65, the hypothetical annuity of 240 monthly payments is first determined as an annuity starting at age 65, and is converted to an immediate commencement annuity using a Treasury Note rate with a duration comparable to the duration between the time of payment and age 65.

        Under their Employment Agreements, executives have the option to elect to receive their retirement benefit in the form of an annuity (i.e., the 240 monthly payments) rather than the lump sum, provided that such election is made in accordance with the requirements described in their Employment Agreement.

        In addition to the possibility for reduction based on: (1) the vesting schedule, and/or (2) the present value discount for a lump sum payment, an executive's retirement benefit is subject to further discount if paid prior to age 65 (an "Early Retirement"). The discount factor used to determine the Monthly Benefit upon Early Retirement is the yield to maturity of U.S. Treasury Notes, with a maturity date nearest the executive's 65th birthday. Subject to timing requirements as set forth in the executive's Employment Agreement, executives have the option to elect, at least 12 months prior to their Early Retirement, to defer receipt of their retirement benefit, and therefore to receive a larger benefit. The nonqualified supplemental retirement benefit is designed to recognize long-term service with Regis and as a retention tool through the vesting schedule and discounting provisions. The nonqualified supplemental retirement benefit is forfeited upon an executive's termination for cause (as defined in the executive's Employment Agreement).

        Executive Retirement Savings Plan:    Named Executive Officers are eligible to defer some or all of their annual salary and/or bonus into our Executive Retirement Savings Plan, a nonqualified deferred compensation plan. Executives may defer up to 100% of their annual compensation, including bonus. Elections to defer compensation under the Executive Retirement Savings Plan are made annually, prior to the beginning of the year in which the deferred compensation is earned. Employer contributions under the Executive Retirement Savings Plan for our Named Executive Officers include a 25% match on up to a maximum of $100,000 in deferred compensation and a discretionary annual profit sharing contribution. We deposit the deferred amounts and employer contributions into a trust for the benefit of plan participants. In accordance with tax laws, the assets of the trust are subject to claims of the Company's creditors. Participant account balances are deemed invested as the executive directs, from time to time, among the investment alternatives offered. Subject to compliance with applicable tax requirements (including without limitation Code Section 409A), executives may elect the distribution date for salary and bonus deferrals. However, employer profit sharing contributions are distributed only upon termination of employment.

 PENSION BENEFITS IN 2009

        The following table sets forth certain information concerning pension benefits for the Named Executive Officers for fiscal 2009:

Name	Age at June 30, 2009	Plan Name(1)	Number of Years of Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)
Paul D. Finkelstein	66	Deferred Compensation Agreement	23	11,289,230	—
Randy L. Pearce	54	Deferred Compensation Agreement	26	1,168,427	—
Gordon B. Nelson	58	Deferred Compensation Agreement	32	1,366,925	—
Mark Kartarik	53	Deferred Compensation Agreement	27	943,709	—
Bruce Johnson	55	Deferred Compensation Agreement	32	877,106	—
Myron Kunin	80	Deferred Compensation Agreement	56	6,932,839	872,503
Kris Bergly	48	Deferred Compensation Agreement	20	892,573	—

(1)
Retirement benefits provided under the applicable employment agreement for each Named Executive Officer as described above under "Summary of Executive Agreements."

(2)
For Mr. Bergly, the Number of Years of Credited Service includes: (i) sixteen (16) years of credited service (resulting in $535,341 of the present value of the benefit) in accordance with the terms of his Employment and Deferred Compensation Agreement with the Company, plus (ii) an additional four (4) years of credited service (resulting in $357,232 of the present value of the benefit) in accordance with the terms of his Separation Agreement with the Company, the total of which is less than his total years of actual service with the Company.

(3)
Present value calculated based on the following assumptions: (i) expected retirement age of the later of (A) June 30, 2009 or (B) age 65, which is the earliest time a participant may retire without any benefit reduction due to age, (ii) post-retirement mortality of RP-2000 (IRS Publication 590 in the case of Mr. Finkelstein and Mr. Kunin, in accordance with the terms of Mr. Finkelstein's Employment Agreement with the Company and of Mr. Kunin's Amended and Restated Compensation Agreement with the Company), (iii) cost of living adjustment return of 2.5% (4% in the case of Mr. Finkelstein and Mr. Kunin, in accordance with the terms of their respective agreements with the Company) and (iv) discount rate of 6.2%.

 NONQUALIFIED DEFERRED COMPENSATION FOR 2009

        The following table sets forth certain information concerning nonqualified deferred compensation for the Named Executive Officers for fiscal 2009:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(1)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Paul D. Finkelstein	100,000	50,674	(137,137)	0	1,850,113
Randy L. Pearce	114,600	36,211	(188,802)	457,005	434,085
Gordon B. Nelson	125,000	35,023	(216,647)	1,017,026	472,192
Mark Kartarik	52,000	22,328	(48,803)	0	533,454
Bruce Johnson	173,086	32,467	(312,042)	0	1,399,233
Myron Kunin	0	0	(551,160)	1,297,507	0
Kris Bergly	162,505	24,016	(219,953)	0	276,483

(1)
The following amounts of contributions and earnings reflected in the table above have been reported in the current year or prior years' Summary Compensation Tables:

		Current Year Summary Compensation Table
Name	Total Amount Reported in Current or Prior Summary Compensation Tables ($)	Salary ($)	Non-Equity Incentive Plan ($)	Above-Market Earnings ($)	Company Match and Profit-Sharing Contribution in All Other Compensation ($)
Paul D. Finkelstein	2,181,399	100,000	0	0	50,674
Randy L. Pearce	1,108,736	114,600	0	0	36,211
Gordon B. Nelson	1,546,381	0	125,000	0	35,023
Mark Kartarik	548,023	52,000	0	0	22,328
Bruce Johnson	205,552	0	173,086	0	32,467
Myron Kunin	640,124	0	0	0	0
Kris Bergly	186,521	22,255	140,250	0	24,016

(2)
The measurement funds available under the Executive Retirement Savings Plan as of June 30, 2009, and their annualized returns as of June 30, 2009, were as follows:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
American Beacon Large Cap Value Plan	-27.39%	Fidelity Freedom 2005 Fund	-14.70%
Fidelity Contrafund	-27.30%	Fidelity Freedom 2010 Fund	-15.40%
Fidelity Disciplined Equity Fund	-31.79%	Fidelity Freedom 2015 Fund	-16.63%
Spartan US Equity Index Fund-Investor Class	-26.19%	Fidelity Freedom 2020 Fund	-20.84%
Fidelity Midcap Growth Fund	-36.08%	Fidelity Freedom 2025 Fund	-22.14%
Fidelity Midcap Value Fund	-32.35%	Fidelity Freedom 2030 Fund	-25.34%
Fidelity Freedom 2000 Fund	-7.20%	Fidelity Freedom 2035 Fund	-26.14%
Columbia Acorn USA Fund-Class Z	-28.24%	Fidelity Freedom 2040 Fund	-27.17%
Wells Fargo Small Cap Value Fund-Class Z	-29.92%	Fidelity Freedom 2045 Fund	-27.33%
Fidelity International Discovery Fund	-33.27%	Fidelity Freedom 2050 Fund	-28.85%
Spartan International Index Fund-Investor Class	-30.84%	Pimco Total Return Fund-Administrative Fund	8.99%
Spartan Extended Market Index-Investor Class	-27.36%	Fidelity Money Market Trust Retirement Portfolio	5.44%
Regis Corporation Common Stock Fund	-33.92%	Fidelity Freedom Income Fund	-5.69%
		Fidelity U.S. Bond Index Fund	5.28%

 Potential Payments Upon Termination or Change in Control

        The tables that follow describe potential payments and benefits provided to our Named Executive Officers or their beneficiaries under existing employment agreements, plans and arrangements under various scenarios involving a termination of employment and/or a change in control, and assuming that the event(s) occurred on June 30, 2009. The agreements are described in more detail above under "Post-Employment Compensation—Change in Control Arrangements" and "Summary of Executive Agreements." The following presentation has been keyed to the following events upon which a Named Executive Officer or his beneficiary would be entitled to a payment or benefit:

  •
  voluntary termination or involuntary termination prior to a change in control;

  •
  termination due to death;

  •
  termination due to disability;

  •
  a change in control not involving an employment termination; and

  •
  involuntary termination or voluntary termination after a change in control.

Unless otherwise specified, an "involuntary termination" for these purposes includes a termination by the Named Executive Officer for "good reason," but does not include a termination for "cause." A "voluntary termination" refers to a termination by the Named Executive Officer other than for "good reason." "Cause" for these purposes generally refers to acts by an executive that result in a felony conviction, willful non-performance of material employment duties (other than by reason of physical or mental incapacity), or willfully engaging in fraud or gross misconduct that is materially detrimental to our financial interests. "Good reason" for these purposes generally refers to an adverse change in the nature of an executive's authority, position, duties or responsibilities; a reduction in base salary (and in some cases our failure to continue any compensation or benefit plan in which an executive participates); a material breach by us of the applicable employment agreement; a change of more than 30 miles in the location of an executive's principal place of employment; or our failure to obtain the agreement of any successor to perform our obligations under the applicable employment agreement.

        Except as otherwise disclosed below, present value calculations are made using an interest rate of 6.2% and the RP-2000 Mortality Tables, consistent with the Company's assumptions for purposes of GAAP calculations. Certain lump sum payments that would be delayed until 6 months following termination of employment are calculated as of the payment date and discounted to present value using the assumptions specified above.

Voluntary Termination Not Related to Change in Control

Name	Medical, Dental & Life Insurance Benefits(1)($)	Enhanced/ Accelerated Retirement Benefits(2)($)
Randy L. Pearce	120,000	1,183,080
Gordon B. Nelson	0	1,150,154
Mark Kartarik	0	885,170
Bruce Johnson	0	738,300

(1)
Represents a lump sum cash payment of $120,000 in substitution for a previous arrangement to cover the cost of life insurance premiums and related tax gross-ups for a ten-year period.

(2)
Each amount represents the present value of a hypothetical annuity of 240 monthly payments (the Monthly Benefit described above under the section titled "Retirement Plans and Arrangements"), calculated using a 4.32% rate of interest, which is equal to the yield to maturity of 30-year U.S. Treasury Notes as of June 30, 2009. Mr. Kunin currently is receiving salary continuation/retirement payments, and Mr. Finkelstein is entitled to retirement payments upon voluntary termination, both of which are described in the section titled "Pension Benefits in 2009." Those benefits are not listed again here.

Involuntary Termination Not Related to Change in Control

Name	Pro-Rata Bonus(1) ($)	Severance(2) ($)	Accelerated Vesting of Equity Awards(3) ($)	Medical, Dental & Life Insurance Benefits(4) ($)	Enhanced/ Accelerated Retirement Benefits(5) ($)
Paul D. Finkelstein	825,000	6,095,499	4,144,572	1,254,906	0
Randy L. Pearce	285,000	1,900,890	1,588,732	219,410	1,183,080
Gordon B. Nelson	0	0	0	0	1,150,154
Mark Kartarik	0	0	0	0	885,170
Bruce Johnson	0	0	0	0	738,300
Kris Bergly	83,314	852,856	41,650	125,673	535,341

(1)
Pro rated bonus based on the number of days the executive was employed during the fiscal year in which termination occurred. Bonus amount pro rated is the executive's largest annual bonus received during the three full fiscal years prior to the fiscal year during which termination occurred. For presentation purposes, a full year amount is shown because termination is assumed to have occurred on the last day of the fiscal year. For Mr. Bergly, the amount represents a pro rata bonus payment for fiscal 2009 based on the actual number of days employed with the Company during fiscal 2009 (291/365).

(2)
For Messrs. Finkelstein and Pearce, the amount represents a lump sum payment equal to the sum of: (1) the executive's annual base salary at termination and (2) the largest annual bonus received during the three full fiscal years prior to the fiscal year in which termination occurred, multiplied by the number of years remaining in the term of the executive's employment agreement (but not less than two years nor more than three years in the case of Mr. Finkelstein, or more than two years in the case of Mr. Pearce). At June 30, 2009, the multiplier is three years for Mr. Finkelstein and two years for Mr. Pearce. Because Mr. Bergly's employment terminated during fiscal 2009, the amounts reported for Mr. Bergly are the actual amounts he has received or will receive pursuant to the terms of his Separation Agreement with the Company. Accordingly, for Mr. Bergly, the amount represents (i) fourteen (14) monthly payments commencing June 1, 2009 of $31,666.66 (before customary payroll deductions), which was equal to the amount of Mr. Bergly's base salary at termination; (ii) a lump sum payment equal to the discounted present value of 40% of his Monthly Benefit payable on May 1, 2010, calculated as a lump sum using a 3.79% rate of interest, which is equal to the yield to maturity of 30-year U.S. Treasury Notes as of April 17, 2009; (iii) $21,191 in payments for his Mercedes SUV, (iv) $2,500 for tax planning advice; (v) $21,600 in COBRA coverage; and (vi) $7,000 in executive medical coverage.

(3)
Amounts represent the intrinsic value of SARs and restricted stock awards as of June 30, 2009 for which the vesting would be accelerated. The value entered for SARs is based on the difference between $17.41, the closing price of our Common Stock on June 30, 2009, the last trading day of the fiscal year, on the NYSE, and the SAR exercise price. The value entered for restricted stock is the number of shares for which vesting was accelerated multiplied by $17.41. For Mr. Bergly, the value entered for accelerated vesting is equal to the 2,500 shares of restricted stock for which the vesting was accelerated multiplied by $16.66, the closing price on Mr. Bergly's termination date.

(4)
Represents medical, dental and life insurance coverage benefits outlined in the table below:

Benefit	Finkelstein($)	Pearce($)	Bergly($)
Medical insurance coverage(a)	167,509	93,705	0
Dental insurance coverage(b)	10,198	5,705	0
Life insurance coverage(c)	1,077,199	120,000	125,673
Total	1,254,906	219,410	125,673

  (a)
  Represents the present value of the estimated annual medical premiums for Mr. Finkelstein and his spouse for their lives. For Mr. Pearce, the amount represents the present value of the estimated annual medical premiums for him and his spouse through the age of 65.

  (b)
  Represents the present value of the estimated annual dental premiums for Mr. Finkelstein and his spouse for their lives. For Mr. Pearce, the amount represents the present value of the estimated annual dental premiums for him and his spouse through the age of 65.

  (c)
  For Mr. Finkelstein, amount represents a lump sum cash payment sufficient to make annual payments of (i) $100,000 for reimbursement of life insurance premiums through February 2017 (at June 30, 2009, six annual payments remained), plus (ii) a tax gross-up amount to cover federal and state income taxes on the amount reimbursed. For Mr. Pearce, the amount represents a lump sum cash payment of $120,000 in substitution for a previous arrangement to cover the cost of life insurance premiums and related tax gross-ups for a ten-year period. For Mr. Bergly, the amount represents the lump sum cash payment sufficient to make annual payments of $35,000 for payment of life insurance premiums, including the gross-up for state and federal income taxes on the amount reimbursed (at June 30, 2009, two annual payments remained).

(5)
Mr. Finkelstein is entitled to retirement payments upon involuntary termination, which are described in the section titled "Pension Benefits in 2009." Those benefits are not listed again here. For Messrs. Pearce, Nelson, Kartarik, and Johnson, the amounts represent a lump sum cash payment equal to the present value of a hypothetical annuity of 240 monthly payments (the Monthly Benefit described in the section titled "Retirement Plans and Arrangements") calculated using a 4.32% rate of interest, which is equal to the yield to maturity of 30-year U.S. Treasury Notes as of June 30, 2009. For Mr. Bergly, the amount represents the lump sum cash payment based on the discounted present value of 60% of his Monthly Benefit, which is payable on November 1, 2009, calculated as a lump sum using a 3.79% rate of interest, which is equal to the yield to maturity of 30-year U.S. Treasury Notes as of April 17, 2009, and then discounting the amount back to June 30, 2009.

Termination Due to Death

Name	Pro-Rata Bonus(1)($)	Accelerated Vesting of Equity Awards(2)($)	Medical, Dental & Life Insurance Benefits(3)($)	Survivor Benefit(4)($)
Paul D. Finkelstein	825,000	4,144,572	177,707	2,658,098
Randy L. Pearce	285,000	1,588,732	99,410	1,743,424
Gordon B. Nelson	0	486,697	0	1,472,016
Mark Kartarik	0	478,688	0	1,399,691
Bruce Johnson	0	478,688	0	1,050,301

(1)
Pro rated bonus based on the number of days the executive was employed during the fiscal year in which termination occurred. Bonus amount pro rated is the executive's largest annual bonus received during the three full fiscal years prior to the fiscal year during which termination occurred. For presentation purposes, a full year amount is shown because termination is assumed to have occurred on the last day of the fiscal year.

(2)
Amounts represent the intrinsic value of SAR and restricted stock awards as of June 30, 2009 for which the vesting was accelerated. The value entered for SARs is based on the difference between $17.41, the closing price of the Company's Common Stock on June 30, 2009 on the NYSE, and the SAR exercise price. The value entered for restricted stock is the number of shares for which vesting was accelerated multiplied by $17.41.

(3)
Represents medical and dental benefits outlined in the table below:

Benefit	Mr. Finkelstein($)	Mr. Pearce($)
Medical insurance coverage(a)	167,509	93,705
Dental insurance coverage(b)	10,198	5,705
Total	177,707	99,410

  (a)
  Represents the present value of the estimated annual medical premiums for Mr. Finkelstein and his spouse for their lives. For Mr. Pearce, the amount represents the present value of the estimated annual medical premiums for him and his spouse through the age of 65.

  (b)
  Represents the present value of the estimated annual dental premiums for Mr. Finkelstein and his spouse for their lives. For Mr. Pearce, the amount represents the present value of the estimated annual dental premiums for him and his spouse through the age of 65.

(4)
For Mr. Finkelstein, if his former spouse survives him, she will receive for the remainder of her life a monthly benefit equal to one-half the adjusted monthly retirement payable to Mr. Finkelstein. The amount shown for Mr. Finkelstein represents the present value of this benefit payable over the life expectancy of his former spouse. For each of Messrs. Pearce, Nelson, Kartarik and Johnson, the amount shown represents the present value of a hypothetical annuity of the monthly retirement benefit payable to his beneficiary for 240 months calculated using a 4.32% rate of interest, which is equal to the yield to maturity of 30-year U.S. Treasury Notes as of June 30, 2009.

Termination Due to Disability

Name	Pro Rata Bonus (1)($)	Accelerated Vesting of Equity Awards (2)($)	Medical, Dental & Life Insurance Benefits (3)($)	Enhanced/Accelerated Retirement Benefits (4)($)
Paul D. Finkelstein	825,000	4,144,572	1,254,906	0
Randy L. Pearce	285,000	1,588,732	219,410	1,697,037
Gordon B. Nelson	0	486,697	0	1,477,996
Mark Kartarik	0	478,688	0	1,332,716
Bruce Johnson	0	478,688	0	1,032,117

(1)
Pro rated bonus based on the number of days the executive was employed during the fiscal year in which termination occurred. Bonus amount pro rated is the executive's largest annual bonus received during the three full fiscal years prior to the fiscal year during which termination occurred. For presentation purposes, a full year amount is shown because termination is assumed to have occurred on the last day of the fiscal year.

(2)
Amounts represent the intrinsic value of SAR and restricted stock awards as of June 30, 2009 for which the vesting was accelerated. The value entered for SARs is based on the difference between $17.41, the closing price of our Common Stock on June 30, 2009 on the NYSE, and the SAR exercise price. The value entered for restricted stock is the number of shares for which vesting was accelerated multiplied by $17.41.

(3)
Represents medical, dental and life insurance coverage benefits outlined in the table below:

Benefit	Mr. Finkelstein($)	Mr. Pearce($)
Medical insurance coverage(a)	167,509	93,705
Dental insurance coverage(b)	10,198	5,705
Life insurance coverage(c)	1,077,199	120,000
Total	1,254,906	219,410

  (a)
  Represents the present value of the estimated annual medical premiums for Mr. Finkelstein and his spouse for their lives. For Mr. Pearce, the amount represents the present value of the estimated annual medical premiums for him and his spouse through the age of 65.

  (b)
  Represents the present value of the estimated annual dental premiums for Mr. Finkelstein and his spouse for their lives. For Mr. Pearce, the amount represents the present value of the estimated annual dental premiums for him and his spouse through the age of 65.

  (c)
  For Mr. Finkelstein, the amount represents a lump sum cash payment sufficient to make annual payments of (i) $100,000 for reimbursement of life insurance premiums through February 2017 (at June 30, 2009, six annual payments remained), plus (ii) a tax gross-up amount to cover federal and state income taxes on the amount reimbursed. For Mr. Pearce, the amount represents the lump sum cash payment of $120,000 in substitution for a previous arrangement to cover the cost of life insurance premiums and related tax gross-ups for a ten-year period. At June 30, 2009, one annual premium payment remained.

(4)
For each of Messrs. Pearce, Nelson, Kartarik and Johnson, the amount shown represents the lump sum cash payment equal to the sum of (i) the present value of the monthly retirement benefit payable commencing six months after the period of disability begins and continuing until the executive attains age 65 (assuming that the executive does not die before reaching age 65); plus (ii) the present value of a hypothetical annuity of 240 month payments commencing at age 65 (the Monthly Benefit described in the section titled "Retirement Plans and Arrangements") calculated using a 4.32% rate of interest, which is equal to the yield to maturity of 30-year U.S. Treasury Notes as of June 30, 2009. Because Mr. Finkelstein is retirement eligible, his retirement benefits in the event of disability are the same as the adjusted retirement benefits described above under "Pension Benefits."

Change in Control

Name	Additional Equity Award(1) ($)	Accelerated Vesting of Existing Equity Awards(2) ($)	Life Insurance benefits(3) ($)	Enhanced/Accelerated Retirement Benefits(4) ($)	Tax Gross-Up(5) ($)
Paul D. Finkelstein	5,223,000	4,144,572	1,077,199	0	0
Myron Kunin	3,482,000	0	0	24,525,456	13,027,027
Randy L. Pearce	870,500	1,588,732	120,000	0	0
Gordon B. Nelson	696,400	486,697	0	0	0
Mark Kartarik	696,400	478,688	0	0	0
Bruce Johnson	696,400	478,688	0	0	0

(1)
Amounts represent the intrinsic value of unrestricted stock awards granted as of June 30, 2009, determined by multiplying the number of shares granted by $17.41, the closing price of our Common Stock on June 30, 2009 on the NYSE. The number of shares to be awarded pursuant to the respective employment agreements is 200,000 shares for Mr. Kunin; 300,000 shares for Mr. Finkelstein; 50,000 shares for Mr. Pearce and 40,000 shares for each of Messrs. Nelson, Kartarik and Johnson.

(2)
Amounts represent the intrinsic value of SAR and restricted stock awards as of June 30, 2009 for which the vesting was accelerated. The values entered for SARs are based on the difference between $17.41, the closing price of our Common Stock on June 30, 2009 on the NYSE, and the SAR exercise price. The value entered for restricted stock is the number of shares for which vesting was accelerated multiplied by $17.41.

(3)
For Mr. Finkelstein, the amount represents the amount of a lump sum cash payment sufficient to make annual payments of (i) $100,000 for reimbursement of life insurance premiums through February 2017 (at June 30, 2009, six annual payments remained), plus (ii) a tax gross-up amount to cover federal and state income taxes on the amount reimbursed. For Mr. Pearce, the amount represents a lump sum cash payment of $120,000 in substitution for a previous arrangement to cover the cost of life insurance premiums and related tax gross-ups for a ten-year period.

(4)
Represents the sum of (i) a lump sum cash payment equal to three times the salary continuation/retirement payments made to him during the twelve months preceding the change in control, plus (ii) a lump sum cash amount equal to the present value of the lifetime salary continuation/retirement payments remaining due to Mr. Kunin, plus (iii) a lump sum cash amount equal to the difference between (A) the annual salary continuation/retirement benefit payable to Mr. Kunin as of the date of the change in control increased by 4% for each year during the joint life expectancy of Mr. Kunin and his spouse, multiplied by the number of years in the joint life expectancy of Mr. Kunin and his spouse at that time as determined in the table of Joint Life and Last Survivorship Expectancy in IRS Publication 590; and (B) the present value of the salary continuation/retirement payments remaining due to Mr. Kunin, calculated using a 3.53% rate of interest, which is equal to the yield to maturity of 10-year U.S. Treasury Notes as of June 30, 2009.

(5)
Represents amounts payable by us to reimburse the Named Executive Officers for the amount of any excise taxes payable under Code Section 4999 ("Code Section 4999") with respect to payments and benefits disclosed in this table. If a termination were to occur after or in connection with a change in control, additional payments and benefits would be provided as described in the two following tables, and the tax gross-up calculations described below would apply. The gross-up amounts assume a 35% federal tax rate, 7.85% state tax rate and 1.45% payroll tax rate.

Involuntary Termination After Change in Control

        As disclosed in the immediately preceding table, certain payments and benefits would be made available to the Named Executive Officers regardless of whether a termination of employment also occurs. This table and the table that follows it (the "Voluntary Termination After Change in Control" table) describe additional payments and benefits that would be provided under certain circumstances if a Named Executive Officer's employment terminates after (generally within two years) a change in control. For presentation purposes, such a termination of employment is deemed to occur on June 30, 2009, concurrently with the change in control. The tax gross-up amounts disclosed in each of the two tables that follow reflect calculations that include payments and benefits provided under the immediately preceding table (regardless of whether there is a termination of employment in connection with the change in control) and those provided under the applicable table that follows. As such, the tax gross-up amounts in each of the following two tables are not additive to the tax gross-up amounts shown in the immediately preceding table.

Name	Severance(1) ($)	Pro Rata Bonus(2) ($)	Accelerated Vesting of Existing Equity Awards(3) ($)	Medical, Dental & Life Insurance Benefits(4) ($)	Enhanced/Accelerated Retirement Benefits(5) ($)	Tax Gross-Up(6) ($)
Paul D. Finkelstein	6,095,499	825,000	4,144,572	177,707	22,117,529	16,562,512
Randy L. Pearce	1,900,890	285,000	1,588,732	99,410	4,062,138	3,328,648
Gordon B. Nelson	2,205,438	0	0	116,697	3,429,763	2,712,161
Mark Kartarik	2,046,024	0	0	233,393	3,261,246	2,535,679
Bruce Johnson	1,588,803	0	0	0	2,447,176	1,788,957

(1)
For Messrs. Finkelstein and Pearce, amount shown is a lump sum payment equal to the sum of the executive's annual base salary and largest annual bonus received during the three full fiscal years prior to the fiscal year in which termination occurred, multiplied by the number of years remaining in the term of the executive's employment agreement (but not less than two years nor more than three years in the case of Mr. Finkelstein, or more than two years in the case of Mr. Pearce). At June 30, 2009, the multiplier is three years for Mr. Finkelstein and two years for Mr. Pearce. For Messrs. Nelson, Kartarik and Johnson, amount shown is a lump sum payment equal to three times the sum of the executive's annual base salary and largest annual bonus received during the 36 months immediately preceding the change in control.

(2)
Pro rated based on the number of days the executive was employed during the fiscal year in which termination occurred. Bonus amount pro rated is the executive's largest annual bonus received during the three full fiscal years prior to the fiscal year during which termination occurred. For presentation purposes, a full year amount is shown because termination is assumed to have occurred on the last day of the fiscal year.

(3)
All SAR and restricted stock awards vest in full upon a change in control, and value to each Named Executive Officer of such accelerated vesting is disclosed in the immediately preceding table. The employment agreements for Messrs. Finkelstein and Pearce each provide that if his employment is terminated by us or our successor for any reason or by the executive for good reason within two years of a change in control (or after a change in control during the remaining term of the executive's employment agreement), all SAR, restricted stock and restricted stock unit awards then outstanding will immediately vest in full. Under such circumstances, awards that had not yet been granted when the change in control occurred could also be accelerated for these two individuals.

(4)
For Messrs. Nelson, Kartarik, and Johnson, the amount represents the amount of a lump sum cash payment sufficient to make annual payments of $65,000 for payment of life insurance (at June 30, 2009, one, two and zero payments respectively remained), plus (ii) a tax-gross-up amount to cover federal and state income taxes on the amount reimbursed. As disclosed in note (3) to the immediately preceding table, the value of certain life insurance premium benefits available to Messrs. Finkelstein and Pearce would be accelerated upon a change in control, and are not repeated here. For Messrs. Finkelstein and Pearce, the amount represents medical and dental benefits outlined in the table below.

Benefit	Mr. Finkelstein ($)	Mr. Pearce ($)
Medical insurance coverage(a)	167,509	93,705
Dental insurance coverage(b)	10,198	5,705
Total	177,707	99,410

  (a)
  Represents the present value of the estimated annual medical premiums for Mr. Finkelstein and his spouse for their lives. For Mr. Pearce, the amount represents the present value of the estimated annual medical premiums for him and his spouse through the age of 65.

  (b)
  Represents the present value of the estimated annual dental premiums for Mr. Finkelstein and his spouse for their lives. For Mr. Pearce, the amount represents the present value of the estimated annual dental premiums for him and his spouse through the age of 65.

(5)
For Mr. Finkelstein, who is retirement eligible, the amount represents the amount of a lump sum cash payment equal to his full Monthly Benefit (without any reduction for discounting or vesting and assuming annual 4% increases in the amount of that benefit) multiplied by the greater of (i) 240 or (ii) the joint life expectancy in months of Mr. Finkelstein and his former spouse as determined in the table of Joint Life and Last Survivorship Expectancy in IRS Publication 590. Any payments that continue beyond 240 months are reduced to 50% of the full Monthly Benefit.. For Mr. Pearce, involuntary termination at any time after a change in control results in the immediate payment of a lump sum cash payment of his full retirement benefit (i.e., his Monthly Benefit multiplied by 240), without any reduction for vesting or discounting. For Messrs. Pearce, Nelson, Kartarik and Johnson, the amount represents a lump sum cash payment equal to his full Monthly Benefit multiplied by 240, without present value discount and with full vesting granted.

(6)
Represents amounts payable by us to reimburse the Named Executive Officers for the amount of any excise taxes payable under Code Section 4999 in connection with the payments and benefits summarized in this table and the immediately preceding table. The gross-up amounts assume a 35% federal tax rate, 7.85% state tax rate and 1.45% payroll tax rate.

Voluntary Termination After Change in Control

Name	Enhanced/Accelerated Retirement Benefits(1) ($)	Tax Gross-Ups(2) ($)
Paul D. Finkelstein	22,117,529	12,585,926
Randy L. Pearce	4,062,138	2,048,368
Gordon B. Nelson	3,429,763	1,411,245
Mark Kartarik	3,261,246	0
Bruce Johnson	2,447,176	0

(1)
For Mr. Finkelstein, who is retirement eligible, the amount shown represents the amount of a lump sum cash payment equal to his full Monthly Benefit (without any reduction for discounting and assuming annual 4% increases in the amount of that benefit) multiplied by the greater of (i) 240 or (ii) the joint life expectancy in months of Mr. Finkelstein and his former spouse as determined in the table of Joint Life and Last Survivorship Expectancy in IRS Publication 590. Any payments that continue beyond 240 months are reduced to 50% of the full Monthly Benefit. For Messrs. Pearce, Nelson, Kartarik and Johnson, the amount represents a lump sum cash payment equal to his full Monthly Benefit multiplied by 240, without present value discount and with full vesting granted.

(2)
Represents amounts payable by us to reimburse the Named Executive Officers for the amount of any excise taxes payable under Code Section 4999 in connection with the payments and benefits summarized in this table and previous table entitled "Change in Control with No Employment Termination." The gross-up amounts assume a 35% federal tax rate, 7.85% state tax rate and 1.45% payroll tax rate.

 2009 Director Compensation Table

        Compensation of our directors is reviewed and determined by the Board on an annual basis, with consideration given to industry comparisons of directors' compensation. A portion of director compensation will be linked to our stock performance in the form of SARs and restricted stock. Employee directors do not receive any cash or other compensation for their services as directors. The cash compensation for non-employee directors who serve during only a portion of a fiscal year is prorated.

        The cash compensation for the fiscal year ended June 30, 2009, for each of our non-employee directors consisted of:

  •
  an annual retainer of $58,333 ($55,000 for the period July 1, 2008 through April 30, 2009, increased to $75,000 effective April 30, 2009) for service as a director, plus expenses; and

  •
  an annual retainer of $10,000 for serving as chairman of the Audit Committee.

        In addition, we granted the following to each director:

  •
  5,000 SARs at an exercise price of $19.14, which vest ratably over 5 years; and

  •
  5,000 shares of restricted stock, which vest ratably over 5 years.

        The following table shows, for each of the non-employee directors, information concerning annual and long-term compensation earned for services in all capacities during the fiscal year ended June 30, 2009.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Rolf F. Bjelland	68,333	51,852	17,349	2,754	140,288
Thomas L. Gregory	58,333	51,852	17,349	2,754	130,288
Van Zandt Hawn	58,333	51,852	17,349	2,754	130,288
Susan S. Hoyt	58,333	51,852	17,349	2,754	130,288
David B. Kunin	58,333	51,852	17,349	2,754	130,288
Stephen Watson	58,333	14,619	4,619	614	78,185

(1)
Annual retainer amounts for directors is based on pro rata portion of $55,000 annual fee for the period July 1, 2008 through April 30, 2009 plus pro rata portion of $75,000 annual fee for the period May 1, 2009 through June 30, 2009.

(2)
Values expressed represent the actual compensation cost recognized by us for such equity awards during fiscal 2009 as determined pursuant to SFAS 123(R) and utilizing the assumptions discussed in Note 15 to our financial statements for the fiscal year ended June 30, 2009.

The following table shows, for each of our non-employee directors, information concerning stock awards granted during fiscal 2009 and the corresponding grant date fair value of those awards, as well as the aggregate number of stock awards outstanding as of June 30, 2009:

Name	Grant Date Fair Value of Stock Awards Granted in 2009 ($)(a)	Grant Date Fair Value of Option Awards Granted in 2009 ($)(a)	Aggregate Stock Awards Outstanding as of 06/30/09 (#)	Aggregate Option Awards Outstanding as of 06/30/09 (#)
Rolf F. Bjelland	95,700	35,350	8,300	72,250
Thomas L. Gregory	95,700	35,350	8,300	76,150
Van Zandt Hawn	95,700	35,350	8,300	72,250
Susan S. Hoyt	95,700	35,350	8,300	52,250
David B. Kunin	95,700	35,350	8,300	13,250
Stephen Watson	95,700	35,350	6,618	7,000

  (a)
  Valuation of awards based on the grant date fair value of those awards determined pursuant to SFAS 123(R) utilizing assumptions discussed in Note 15 to our financial statements for the fiscal year ended June 30, 2009.

(3)
Represents dividends paid on restricted stock awards.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information about our common stock that may be issued under all of our stock-based compensation plans in effect as of June 30, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (c)
Equity compensation plans approved by security holders(1)	2,714,156	$27.06	713,007	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	2,714,156	$27.06	713,007

(1)
Includes stock options granted under the Regis Corporation 2000 Stock Option Plan and 1991 Stock Option Plan as well as shares granted through stock appreciation rights and restricted stock units under the 2004 Long Term Incentive Plan. Information regarding the stock-based compensation plans is included in Notes 1 and 15 to the Consolidated Financial Statements.

(2)
The Company's 2004 Long Term Incentive Plan (Long Term Plan) provides for the issuance of a maximum of 2,500,000 shares of the Company's common stock through stock options, stock appreciation rights, restricted stock, or restricted stock units. As of June 30, 2009, 817,288 unvested restricted stock shares were outstanding under the Long Term Plan, which are not reflected in this table. However, the remaining 103,452 common shares available for grant under the Long Term Plan (which are available for grant as restricted stock shares or units, as well as stock options or stock appreciation rights) are included in the number of securities remaining available for future issuance under equity compensation plans as disclosed in this table. As of June 30, 2009, there were also 29,967 common shares available for issuance under the Stock Purchase Plan and 311,620 common shares available for issuance under the Regis Corporation Franchise Contributory Stock Purchase Plan.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by the SEC's regulations to furnish us with copies of all such reports.

        To our knowledge, based solely on a review of copies of reports filed with the SEC during the fiscal year ended June 30, 2009, all applicable Section 16(a) filing requirements were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Curtis Squire, Inc. ("CSI"), a Kunin family investment company, a majority of whose voting stock is owned by Myron Kunin, our former Vice Chairman and former member of our Board of Directors, rents certain artworks to us in return for which we compensate certain of our employees who devote time to CSI business and we furnish office space and equipment for use by CSI. The parties have agreed that the reasonable value of this arrangement to each party is $200,000 per year. Other reportable transactions in which we participated in fiscal year 2009 include the following: We paid $436,760 to Beautopia, LLC, which is owned by David Kunin, a member of our Board of Directors, and CSI, for hair care products purchased in the ordinary course of business. We paid Timothy Kunin, a son of Myron Kunin and a brother of David Kunin, $292,928 for subscriptions to magazines for our salons. We have verified that the cost of these subscriptions is competitive with that charged by other subscription services. We have purchased from the Northwestern Mutual Life Insurance Company insurance policies on the lives of certain of our employees and officers. We paid aggregate premiums of $3,438,633 for these insurance policies. Michael Finkelstein, a son of Paul Finkelstein, our Chairman and Chief Executive Officer, is a registered insurance agent and received commissions of $412,718 related to these insurance policies paid for by us. We have determined that the amounts paid for these insurance policies are competitive with amounts that would be paid for similar products from other companies.

        Pursuant to the terms of the Audit Committee Charter, the Audit Committee is required to review and approve related party transactions with our General Counsel; however, we have not adopted formal policies or procedures for this review and approval process. Accordingly, while the Audit Committee reviewed and approved each of the transactions described above, no particular policies or procedures were followed in connection with such review and approval.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of September 1, 2009, the ownership of our Common Stock by each shareholder who is known by us to own beneficially more than 5% of our outstanding shares, by each director, by each executive officer and former executive officer identified in the Summary Compensation Table, and by all current executive officers and directors as a group. Except as indicated below, the parties listed in the table have the sole voting and investment power with respect to the shares indicated. Unless otherwise indicated, the address for each person or entity named below is c/o Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439.

Name of Beneficial Owner or Identity of Group	Number of Shares Beneficially Owned(1)	Percent of Class
FMR LLC(2)	4,935,023	8.64%
Myron Kunin(3)	692,308	1.21%
Paul D. Finkelstein	447,399	*
Rolf F. Bjelland	99,061	*
Thomas L. Gregory	81,500	*
Van Zandt Hawn	91,993	*
Susan S. Hoyt	58,904	*
David B. Kunin	27,115	*
Stephen Watson	7,400	*
Randy L. Pearce	112,843	*
Gordon B. Nelson	51,445	*
Mark Kartarik	43,583	*
Bruce Johnson	85,154	*
Kris Bergly	0	0
All executive officers and directors as a group (thirteen persons)(3)	1,219,509	2.12%

*
less than 1%

(1)
Includes the following shares not currently outstanding but deemed beneficially owned because of the right to acquire them pursuant to options/SARs exercisable within 60 days: 112,400 shares by Mr. Finkelstein; 64,000 shares by Mr. Bjelland; 67,900 shares by Mr. Gregory; 64,000 shares by Mr. Hawn; 44,000 shares by Ms. Hoyt; 5,000 shares by Mr. David Kunin; 13,320 shares by Mr. Pearce; 8,970 shares by Mr. Nelson; 8,520 shares by Mr. Kartarik; 33,520 shares by Mr. Johnson; and 476,893 shares by all current executive officers and directors as a group.

(2)
Based on information in a Schedule 13G filed by FMR LLC on May 11, 2009. FMR reported sole voting power over 6,200 shares, shared voting power over 0 shares, sole dispositive power over 4,935,023 shares and shared dispositive power over 0 shares. The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109. Fidelity Management & Research Company a wholly owned subsidiary of FMR LLC, is the beneficial owner of all shares as a result of acting as an investment adviser to various investment companies registered under the Investment Company Act of 1940. Edward C. Johnson, the Chairman of FMR LLC, and FMR LLC each have the sole power to dispose of 4,928,823 of the shares.

(3)
Includes 662,373 shares owned by Curtis Squire, Inc. Myron Kunin owns a majority of the voting stock of Curtis Squire, Inc. and thereby has sole voting and investment powers over all Company shares owned by Curtis Squire, Inc.

 ITEM 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has selected PricewaterhouseCoopers LLP, certified public accountants and independent registered public accounting firm, as our independent registered public accounting firm for the fiscal year ending June 30, 2010. Although not required, the Board wishes to submit the selection of PricewaterhouseCoopers LLP for shareholders' ratification at the annual meeting. If the shareholders do not so ratify, the Audit Committee will reconsider its selection.

        Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.

Audit Fees

        Aggregate audit fees billed for professional services rendered by PricewaterhouseCoopers LLP were $1,956,593 for the year ended June 30, 2009 and $2,283,613 for the year ended June 30, 2008. Such fees were primarily for professional services rendered for the audits of our consolidated financial statements as of and for the years ended June 30, 2009 and 2008, limited reviews of our unaudited condensed consolidated interim financial statements, statutory audits of certain of our subsidiaries and accounting consultations required to perform an audit in accordance with generally accepted auditing standards.

Audit Related Fees

        Aggregate audit related fees billed for professional services rendered by PricewaterhouseCoopers LLP were $452,972 for the year ended June 30, 2009 and $1,091,405 for the year ended June 30, 2008. The audit related fees as of the years ended June 30, 2009 and 2008 were for assurance and related services related to employee benefit plan and advertising funds audits, financial due diligence related to mergers and acquisitions and discussions concerning financial accounting and reporting standards.

Tax Fees

        Aggregate income tax compliance and related services fees billed for professional services rendered by PricewaterhouseCoopers LLP were $1,258,022 for the year ended June 30, 2009 and $571,914 for the year ended June 30, 2008.

All Other Fees

        In addition to the fees described above, aggregate fees of $1,500 and $1,500 were billed by PricewaterhouseCoopers LLP during the years ended June 30, 2009 and 2008, respectively, for fees related to a research tool that we access through PricewaterhouseCoopers LLP.

Audit Committee Pre-Approval Policies and Procedures

        The Audit Committee has approved the engagement of PricewaterhouseCoopers LLP to perform auditing services for the current fiscal year ending June 30, 2010, based upon an engagement letter submitted by PricewaterhouseCoopers. In accordance with Company policy, any additional audit or non-audit services must be approved in advance. All of the professional services provided by PricewaterhouseCoopers LLP during the years ended June 30, 2009 and June 30, 2008 were approved or pre-approved in accordance with policies of our Audit Committee.

 AUDIT COMMITTEE REPORT

        The Audit Committee reports to and assists the Board in providing oversight of the financial management, independent auditors and financial reporting procedures of Regis. Each member of the Audit Committee is "independent" within the meaning of applicable NYSE listing standards. The Audit Committee has adopted a written charter describing its functions, which has been approved by the Board.

        Our management is responsible for preparing our financial statements and the overall reporting process, including our system of internal controls. Our independent auditors, PricewaterhouseCoopers LLP, are responsible for auditing the financial statements and our system of internal controls over financial reporting and expressing opinions thereon.

        In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by the statement on Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T, as may be modified or supplemented.

        In addition, the Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Committee concerning independence, and has discussed with the independent auditors the independent auditors' independence.

        The Committee discussed with our independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls, and the overall quality of our financial reporting.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2009, for filing with the SEC. The Committee also has recommended to the Board the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010.

Rolf F. Bjelland, Chair Van Zandt Hawn Thomas L. Gregory Stephen Watson Members of the Audit Committee

 ITEM 3
APPROVAL OF REGIS CORPORATION SHORT TERM INCENTIVE COMPENSATION PLAN

General Information

        We have an annual, executive, short term cash incentive compensation program for certain of our employees, including our executive officers, that is intended to provide the participants with incentive compensation based upon the achievement of pre-established performance goals. The Short Term Plan is intended to link a significant portion of the participant's compensation to the achievement of the performance goals and to attract, motivate and retain employees on a competitive basis.

        The Board, upon recommendation of the Compensation Committee, recommends that shareholders approve the Short Term Plan so that the Short Term Plan will comply with the requirements of Section 162(m) of the Internal Revenue Code. Under Section 162(m), a publicly held corporation is generally not entitled to a federal income tax deduction with respect to any taxable year for compensation in excess of $1 million paid to its chief executive officer or any other employee whose compensation is required to be reported in the proxy statement by reason of being among the four highest paid executive officers in office at the end of the year. Qualifying performance-based compensation is not subject to this deduction limitation. To qualify for the performance-based exception under Section 162(m), compensation must be paid under a plan the material terms of which, including the general performance criteria used as the bases for determining awards, have been approved by shareholders, and the plan must meet other requirements set forth in regulations under Section 162(m). Under Section 162(m), the general performance criteria and other material plan terms must be disclosed and approved by shareholders every five years.

        We previously had a Short Term Plan that was approved by shareholders at the annual meeting of shareholders in 2004. As a result, the five-year period since the last shareholder approval has expired. As described below, the Short Term Plan submitted for shareholder approval at the Annual Meeting is substantially similar to the plan that was previously in existence. Accordingly, the Board believes that approval of the Short Term Plan is in the best interests of the Company and its shareholders and recommends that the shareholders approve its adoption.

Summary of the Short Term Plan

        The full text of the Short Term Plan is attached hereto as Appendix A. The following summary describes the material terms of the Short Term Plan.

Differences from Predecessor Plan

        The Short Term Plan submitted for shareholder approval is substantially similar to the Regis Corporation Short Term Incentive Compensation Plan that shareholders approved in 2004. The primary differences in the Short Term Plan from the predecessor plan are the following:

  •
  The Short Term Plan provides flexibility for awards having a performance period equal to our fiscal year, as well as performance periods that are longer or shorter than one fiscal year, whereas the predecessor plan only permitted awards having a performance period equal to one fiscal year.

  •
  The Short Term Plan permits awards to be based on the following additional performance criteria: gross margin, service margin, product margin, return on invested capital and improvements in the Company's attainment of income levels.

  •
  The Short Term Plan defines "change in control" and "disability" as defined under the executive employment agreements, as such agreements were revised during the last fiscal year.

Administration; Eligible Employees

        The Short Term Plan is administered by the Compensation Committee of the Board. The Committee shall interpret the Short Term Plan, although it may delegate to management non-discretionary administrative functions. Participants in the Short Term Plan for each award period are any employees selected by the Committee, including all employees of the Company who, in the sole judgment of the Committee, may be treated as "covered employees" within the meaning of Section 162(m) at the time income is recognized by the participant in connection with an award that is intended to constitute "qualified performance-based compensation" satisfying the requirements of Section 162(m).

Performance Criteria

        The Committee will select the performance criteria for any individual position and the formulas for determining the amount of payment that the Committee may award for performance during any award period not later than the date that is 25% of the duration of the award period. The performance criteria that the Committee may use shall be based on any one or more of the following performance criteria, either alone or in combination, and on either a consolidated or business unit level, and on an absolute or relative basis compared to other companies or indexes:

  •
  earnings per share;

  •
  sales;

  •
  cash flow;

  •
  cash flow from operations;

  •
  operating profit or income;

  •
  net income;

  •
  operating margin;

  •
  net income margin;

  •
  gross margin;

  •
  service margin;

  •
  product margin;

  •
  return on net assets;

  •
  economic value added;

  •
  return on total assets;

  •
  return on common equity;

  •
  return on total capital;

  •
  return on invested capital;

  •
  total shareholder return;

  •
  revenue;

  •
  revenue growth;

  •
  earnings before interest, taxes, depreciation and amortization ("EBITDA");

  •
  EBITDA growth;

  •
  funds from operations per share and per share growth;

  •
  cash available for distribution;

  •
  cash available for distribution per share and per share growth;

  •
  share price performance;

  •
  improvements in the Company's attainment of income or expense levels; and

  •
  implementing or completion of critical projects.

In addition, awards not intended to qualify as "performance-based compensation" under Section 162(m) may be based on other performance criteria determined by the Committee.

        The performance criteria shall have reasonable definitions as the Committee may specify, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or non-recurring items, as defined by GAAP; effects of accounting changes; effects of financing activities; expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisition; effects of divestitures; and effects of litigation activities and settlements. Unless the Committee determines otherwise, extraordinary items, such as capital gains and losses, which may affect any performance criterion shall be excluded or included in determining achievement of the award, whichever produces a higher award.

Determination of Awards

        Prior to the date that is 25% of the duration of the performance period, the Committee will designate for each participant a target amount as such participant's potential award. The Committee may also designate a maximum payout amount in the event the targets are exceeded and a threshold payout amount in the event that at least a minimum percentage of the target is achieved. With respect to awards subject to Section 162(m), an individual participant's potential award in any award period is limited to $2,000,000 for an award period equal to a fiscal year, or the corresponding fraction or multiple of that amount for an award period of a different duration. When our financial results for a given award period have been determined, the Committee will determine, and certify in writing, whether the pre-established performance goals and objectives have been satisfied in such year with respect to the participants. The actual bonus award for any participant shall be determined based upon the pre-established compensation formula or methods. In determining the actual award for the participants, the Committee may exercise discretion to reduce (but not increase) the award from the dollar amount of the potential award for such participants. Awards will be paid in cash.

        In the event of a termination of employment due to death or disability during a performance period, the participant shall receive a pro rata share of the award based on actual performance for the performance period. Unless otherwise determined by the Committee, in the event of a termination of employment for any other reason, all awards not yet paid will be forfeited. In the event of a change of control, the performance criteria shall be deemed to have been satisfied in full and the awards shall be paid out at the target level.

        Upon recommendation of the Compensation Committee, the Board recommends a vote FOR the approval of the Short Term Plan. Unless otherwise instructed, the shares represented by proxy will be voted FOR the approval of the Short Term Plan.

 ITEM 4
AMENDMENT OF THE COMPANY'S
1991 CONTRIBUTORY STOCK PURCHASE PLAN

General Information

        On August 19, 2009, our Board of Directors approved an amendment (the "2009 Amendment") to the Stock Purchase Plan, subject to approval of our shareholders at the Annual Meeting. The Stock Purchase Plan was initially effective on January 1, 1992, was amended to increase the amount we could contribute to the plan effective May 3, 2005 and was further amended and restated to reflect changes in plan administration effective March 1, 2007. The Board believes that the 2009 Amendment to the Stock Purchase Plan is necessary to enable us to continue to provide our employees with a convenient opportunity to purchase Company Common Stock and thereby to motivate our employees and establish a closer mutuality of interests between our employees and our shareholders. The Board believes that your support of this proposal is very important to our future success, and recommends that you vote to approve this amendment.

Summary of the Stock Purchase Plan

Description of Amendment

        The 2009 Amendment to the Stock Purchase Plan approved by the Board, upon recommendation of the Compensation Committee, and submitted for shareholder approval includes the following changes:

  •
  increase in the number for shares of Common Stock reserved for issuance under the Stock Purchase Plan from 2,050,000 to 3,550,000, and

  •
  increase in the amount we may contribute to the Stock Purchase Plan from $10,000,000 to $11,800,000.

Description of the Stock Purchase Plan

        Currently, 2,050,000 shares of Common Stock have been reserved for issuance under the Stock Purchase Plan, and the Company is authorized to contribute up to $10,000,000 to the Stock Purchase Plan. Upon shareholder approval of this proposal, an additional 1,500,000 shares of Common Stock will be reserved for issuance under the Stock Purchase Plan and an additional $1,800,000 may be contributed by us to the Stock Purchase Plan. As of September 1, 2009, 2,041,670 shares have been issued under the Stock Purchase Plan and $7,698,465 has been contributed to the Stock Purchase Plan.

Administration

        The Stock Purchase Plan is administered by the Compensation Committee (the "Committee"). Members of the Committee are ineligible to participate under the Stock Purchase Plan. All questions of interpretation of the Stock Purchase Plan are determined in the sole discretion of the Committee, and its determinations are final and binding upon all participants. The Committee authorizes various officers and employees to carry out the general administration of the Stock Purchase Plan.

Eligibility

        All full and part time employees of the Company and its subsidiaries are eligible to participate in the Stock Purchase Plan. Based upon the number of employees as of September 1, 2009, approximately 55,000 employees are eligible to participate in the Stock Purchase Plan.

Enrollment Periods

        The Committee implements the Stock Purchase Plan by establishing enrollment periods. An employee who is eligible to participate may enroll prior to the date on which an enrollment period begins. The Committee has currently authorized monthly enrollment periods, which is subject to change.

Payment of Purchase Price; Payroll Deductions; Dividends

        The Stock Purchase Plan currently operates on a monthly basis by payroll deductions. In each calendar month, the prior month's contributions plus a matching contribution by us are used to purchase shares of our Common Stock in the open market. The number of shares allocated to a participant's account is equal to the participant's contribution, plus our related contribution, divided by the average price of our Common Stock on the open market on the day the shares are purchased. For purposes of the payroll periods during the months of August, September and October 2009, the contributions shall be aggregated for one purchase period that will end October 31, 2009 assuming our shareholders approve the amendment of the Stock Purchase Plan.

        Each participant must establish a dividend default policy for shares held in the employee's account. If the participant so elects, we will reinvest all dividends declared on the Common Stock held the participant's account in additional shares. We pay the expenses associated with the reinvestment, but do not make any contribution toward the purchase of shares acquired with dividend proceeds. We presently pay a $0.16 per share annual dividend.

Purchase Price

        Common Stock is purchased on the open market on behalf of the participants with funds contributed 85% by the participants and 15% by us. The purchase occurs as soon as practicable on or following the last day of the purchase period. We bear all commissions and other expenses incurred in these purchases.

Minimum/Maximum Participant Contribution

        Participants can select a contribution amount of not less than 1% nor more than 10% of the participant's monthly cash compensation.

Termination of Participation

        A participant may terminate his or her participation in the Stock Purchase Plan at any time by giving written notice to us, which termination shall be effective as soon as administratively feasible.

Amendment and Termination of the Plan

        The Board may at any time amend the Stock Purchase Plan, provided that the amendment shall require shareholder approval to the extent necessary to comply with any applicable law, regulation or stock exchange rule. We may at any time terminate the Stock Purchase Plan upon 30 days notice.

Income Tax Information

        The 15% contribution by us is regarded as additional compensation to the participant and applicable withholding taxes are deducted from a participant's compensation. Furthermore, if and when shares are sold, the average price at which shares were acquired each month (excluding all commission, taxes and other similar costs of acquisition paid by us) is the cost basis for purposes of determining the participant's capital gain or loss, either short-term or long-term, depending on the holding period of such shares. The holding period begins when the shares are actually purchased.

        Upon recommendation of the Compensation Committee, the Board recommends a vote FOR the approval of the amendment to the Stock Purchase Plan. Unless otherwise instructed, the shares represented by proxy will be voted FOR the amendment to the Stock Purchase Plan.

 PROPOSALS OF SHAREHOLDERS

        Shareholders who intend to present proposals at the 2010 Annual Meeting, and who wish to have such proposals included in our Proxy Statement for the 2010 Annual Meeting, must be certain that such proposals are received by our Secretary, 7201 Metro Boulevard, Edina, Minnesota 55439, not later than May 18, 2010. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the Proxy Statement for our 2010 Annual Meeting.

        For any proposal that is not submitted for inclusion in our 2010 Proxy Statement, but is instead sought to be presented directly at the 2010 Annual Meeting, we must receive notice of such proposal not later than July 31, 2010 and not earlier than July 1, 2010, provided that in the event that the date of the 2010 Annual Meeting is more than 30 days before or more than 70 days after the anniversary date of the 2009 Annual Meeting, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to the 2010 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2010 Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us. Notices of intention to present proposals at our 2010 Annual Meeting should be addressed to our Secretary, 7201 Metro Boulevard, Edina, Minnesota 55439.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

        Our Annual Report to Shareholders and Form 10-K, including financial statements for the year ended June 30, 2009, is available on our website at www.regiscorp.com. If requested, we will provide shareholders with copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. Such requests should be directed to Eric A. Bakken, our Secretary, at our address stated herein.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

        Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on October 29, 2009.

        The Notice of Annual Meeting, Proxy Statement, Annual Report to Shareholders and Form 10-K are available at www.proxyvote.com.

 GENERAL

        The Board knows of no other matter to be acted upon at the meeting. However, if any other matter is properly brought before the meeting, the shares covered by your proxy will be voted thereon in accordance with the best judgment of the persons acting under such proxy.

        In order that your shares may be represented if you do not plan to attend the meeting, please sign, date and return your proxy promptly. In the event you are able to attend, at your request we will cancel the proxy.

By Order of the Board
Eric A. Bakken Secretary
September 15, 2009

 Regis Corporation

Short Term Incentive Compensation Plan

TABLE OF CONTENTS

ARTICLE I ESTABLISHMENT AND PURPOSE		1
1.1	Establishment	1
1.2	Purposes	1
ARTICLE II DEFINITIONS		1
2.1	"Affiliate"	1
2.2	"Appendix"	1
2.3	"Award"	1
2.4	"Beneficiary"	1
2.5	"Board of Directors" or "Board"	1
2.6	"Cause"	2
2.7	"Change in Control"	2
2.8	"Code"	3
2.9	"Committee"	3
2.10	"Company"	3
2.11	"Covered Employee"	3
2.12	"Disability"	3
2.13	"Participant"	3
2.14	"Performance Goals"	3
2.15	"Performance Period"	3
2.16	"Plan"	4
2.17	"Representative"	4
2.18	"Termination of Employment"	4
ARTICLE III ADMINISTRATION		4
3.1	Committee Structure and Actions	4
3.2	Committee Authority	4
ARTICLE IV ELIGIBILITY		5
4.1	Eligibility	5
ARTICLE V AWARDS		5
5.1	General	5
5.2	Award Amounts	6

A-i

5.3	Performance Goals	6
5.4	Payments	7
5.5	Termination of Employment Due to Death, Disability or Other Reason	8
5.6	Election to Defer	8
ARTICLE VI CHANGE IN CONTROL PROVISIONS		8
6.1	Impact of Event	8
ARTICLE VII MISCELLANEOUS		8
7.1	Amendment and Termination	8
7.2	Unfunded Status of Plan	8
7.3	Provisions Relating to Internal Revenue Code Section 162(m)	9
7.4	No Additional Obligation	9
7.5	Withholding	9
7.6	Controlling Law	9
7.7	Offset	9
7.8	Nontransferability; Beneficiaries	9
7.9	No Rights with Respect to Continuance of Employment	9
7.10	Headings	10
7.11	Severability	10
7.12	Successors and Assigns	10
7.13	Entire Agreement	10

A-ii

 REGIS CORPORATION
SHORT TERM INCENTIVE COMPENSATION PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSE

        1.1    Establishment.    The Regis Corporation Short Term Incentive Compensation Plan ("Plan"), shall become effective as of August 19, 2009 (the "Effective Date"); provided that the Plan is approved by the Company's shareholders at the Company's 2009 annual meeting of shareholders. The Plan shall remain in effect until it has been terminated pursuant to Section 7.1.

        1.2    Purposes.    The purposes of the Plan are to enhance the value of the Company by providing incentives for the achievement of one or more of the performance goals set out in Section 5.3(b) ("Performance Goals") and selected by the Committee for the applicable performance period; to link a significant portion of a Participant's compensation to the achievement of one or more of the Performance Goals; and to attract, motivate and retain employees on a competitive basis by making awards based on achievement of Performance Goals.

ARTICLE II

DEFINITIONS

        For purposes of the Plan, the following terms are defined as set forth below:

        2.1   "Affiliate" means any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

        2.2   "Appendix" means any schedule, chart or other description of the specific awards prepared each Performance Period by the Committee with respect to the applicable Performance Period. Each Appendix shall be a part of this Plan as if originally set forth herein.

        2.3   "Award" means an incentive award granted to a Participant under the Plan. Awards shall be subject to the terms and conditions of the Plan, and such other terms and conditions as the Committee shall deem desirable (as set out in an Appendix).

        2.4   "Beneficiary" means any person or other entity, which has been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the compensation, specified under the Plan to the extent permitted. If there is no designated beneficiary, then the term means any person or other entity entitled by will or the laws of descent and distribution to receive such compensation.

        2.5   "Board of Directors" or "Board" means the Board of Directors of the Company.

        2.6   "Cause" means, for purposes of determining whether and when a Participant has incurred a Termination of Employment for Cause, any act or omission which permits the Company to terminate the written agreement or arrangement between the Participant and the Company or an Affiliate for "cause" as defined in such agreement or arrangement, or in the event there is no such agreement or arrangement or the agreement or arrangement does not define the term "Cause," then "Cause" means

(1) (a) a felony conviction under any Federal or state statute which is materially detrimental to the financial interests of the Company, or (b) willful non-performance by the Participant of his or her material employment duties other than by reason of his or her physical or mental incapacity after reasonable written notice to the Participant and reasonable opportunity (not less than thirty (30) days) to cease such non-performance; or (ii) the Participant willfully engaging in fraud or gross misconduct which is materially detrimental to the financial interests of the Company.

        2.7   "Change in Control" means the first to occur of any of the following events:

          (1)   any "person" within the meaning of Section 2(a)(2) of the Securities Act of 1933 and Section 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") is or has become the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of twenty percent (20%) or more of either (i) the then outstanding shares of Common Stock of the Company (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"), except for an acquisition by an entity resulting from a Business Combination (as defined below) in which clauses (x) and (y) of subparagraph (2) applies;

          (2)   consummation of (a) a merger or consolidation of the Company with or into another entity, (b) a statutory share exchange or (c) the acquisition by any person (as defined above) of all or substantially all of the assets of the Company (each, a "Business Combination"), unless immediately following such Business Combination, (x) all or substantially all of the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the voting power of the then outstanding shares of voting stock (or comparable voting equity interests) of the surviving or acquiring entity resulting from such Business Combination (including such beneficial ownership of an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries), in substantially the same proportions (as compared to the other beneficial owners of the Company's voting stock immediately prior to such Business Combination) as their beneficial ownership of the Company's voting stock immediately prior to such Business Combination and (y) no person (as defined above) beneficially owns, directly or indirectly, twenty percent (20%) or more of the voting power of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity (other than a direct or indirect parent entity of the surviving or acquiring entity, that, after giving effect to the Business Combination, beneficially owns, directly or indirectly, 100% of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity), or

          (3)   individuals who constitute the Company's Board of Directors on the Effective Date (the "Incumbent Board") have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters (75%) of the directors comprising the Incumbent Board shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board.

        2.8   "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor, along with related rules, regulations and interpretations.

        2.9   "Committee" means the committee of the Board responsible for granting Awards under the Plan, which initially shall be the Compensation Committee of the Board, until such time as the Board may designate a different committee. The Committee shall consist solely of two or more directors, each of whom is an "outside director" under Section 162(m) of the Code.

        2.10 "Company" means Regis Corporation, a Minnesota corporation, and includes any successor or assignee corporation or corporations into which the Company may be merged, changed or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

        2.11 "Covered Employee" means an employee of the Company who, in the sole judgment of the Committee, may be treated as a "covered employee" within the meaning of Section 162(m) of the Code at the time income is recognized by the Participant in connection with an Award that is intended to constitute "qualified performance-based compensation" satisfying the requirements of Section 162(m) of the Code.

        2.12 "Disability" means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

        2.13 "Participant" means a person who satisfies the eligibility conditions of Article IV and to whom an Award has been granted by the Committee under the Plan for the applicable Performance Period. In the event that a Representative is appointed for a Participant, then the term "Participant" shall mean such appointed Representative. Notwithstanding the appointment of a Representative, the term "Termination of Employment" shall mean the Termination of Employment of the Participant.

        2.14 "Performance Goals" mean one or more of the performance goals set out in Section 5.3(b) and chosen by the Committee for the applicable fiscal year.

        2.15 Performance Period" means the Company's fiscal year, or such other shorter or longer period designated by the Committee, performance during all or part of which a Participant's entitlement to receive payment of an Award is based.

        2.16 "Plan" means the Regis Corporation Short Term Incentive Compensation Plan, as herein set forth and as may be amended from time to time.

        2.17 "Representative" means (a) the person or entity acting as the executor or administrator of a Participant's estate pursuant to the last will and testament of a Participant or pursuant to the laws of the jurisdiction in which the Participant had the Participant's primary residence at the date of the Participant's death; (b) the person or entity acting as the guardian or temporary guardian of a Participant; (c) the person or entity which is the beneficiary of the Participant upon or following the Participant's death; or (d) the person to whom an Award has been permissibly transferred; provided that only one of the foregoing shall be the Representative at any point in time as determined under applicable law and recognized by the Committee.

        2.18 "Termination of Employment" means the occurrence of any act or event whether pursuant to an employment agreement or otherwise that actually or effectively causes or results in the person's ceasing, for whatever reason, to be any and all of an officer or employee of the Company or of any Affiliate, including, without limitation, death, Disability, dismissal, severance at the election of the Participant, retirement, or severance as a result of the discontinuance, liquidation, sale or transfer by the Company or its Affiliates of a business owned or operated by the Company or its Affiliates.

        In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

ARTICLE III

ADMINISTRATION

        3.1    Committee Structure and Actions.    The Plan shall be administered by the Committee in accordance with the rules and responsibilities of the Committee.

        3.2    Committee Authority.    Subject to the terms of the Plan, the Committee shall have the authority:

          (1)   to select those persons to whom Awards may be granted from time to time;

          (2)   to determine, whether through the use of an Appendix or otherwise, such other terms and conditions regarding any Award granted hereunder, any time or from time to time, of any Award, subject to the limitations of Section 7.1;

          (3)   to determine to what extent and under what circumstances amounts payable with respect to an Award may be deferred;

          (4)   to determine what legal requirements are applicable to the Plan and Awards and to require of a Participant that appropriate action be taken with respect to such requirements;

          (5)   to cancel, with the consent of the Participant or as otherwise provided in the Plan, outstanding Awards;

          (6)   to determine whether and with what effect an individual has incurred a Termination of Employment;

          (7)   to determine whether an Award is to be adjusted, modified or prorated under the Plan;

          (8)   to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of this Plan; and

          (9)   to appoint and compensate agents, counsel, auditors or other specialists to aid it in the discharge of its duties.

        The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan and to otherwise supervise the administration of the Plan. The Committee's policies and procedures may differ with respect to Awards granted at different times and may differ with respect to a Participant from time to time, or with respect to different Participants at the same or different times.

        Any determination made by the Committee pursuant to the provisions of the Plan shall be made in its sole discretion, and in the case of any determination relating to an Award may be made at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants. Any determination shall not be subject to de novo review if challenged in court.

ARTICLE IV

ELIGIBILITY

        4.1    Eligibility.    The Participants for each Performance Period shall consist of any employees selected by the Committee, including all Covered Employees.

ARTICLE V

AWARDS

        5.1    General.    The Committee shall have authority to grant Awards under the Plan at any time or from time to time. Awards consist of the right to receive cash upon achievement of certain Performance Goals. The Committee shall have complete discretion to determine the Awards granted to each Participant and the relevant Performance Period.

        5.2   Award Amounts.

          (a)    Target Pay-out.    The target amount that may be paid with respect to an Award (the "Target Pay-out") shall be determined by the Committee at the time of grant ("Participation Factor"), within the range established by this Section and any Appendix to the Plan. Any such amount shall be subject to adjustment as provided below in this Section 5.2. The Participation Factors are intended to reflect a Participant's level of responsibility and other factors deemed appropriate by the Committee. Accordingly, the Participation Factors will vary among the Chief Executive Officer, the Executive Vice Presidents, the Senior Vice Presidents, the Vice Presidents and other Participants. The Committee may establish curves, matrices or other measurements for prorating the amount of pay-outs for achievement of Performance Goals at less than the Target Pay-out.

          (b)    Maximum Pay-out.    The Committee may also establish a maximum potential pay-out amount (the "Maximum Pay-out") with respect to an Award of in the event that Performance Goal targets are exceeded by an amount established by the Committee at the time Performance Goals are established. The Committee may establish curves, matrices or other measurements for prorating the amount of pay-outs for achievement of Performance Goals at greater than the Target Pay-out but less than the Maximum Pay-out.

          (c)    Threshold Pay-out.    The Committee may also establish a minimum potential pay-out amount (the "Threshold Pay-out") with respect to an Award of a fraction of the Target Pay-out in the event that at least a minimum percentage (established by the Committee at the time Performance Goals are established) of the Performance Goal targets are achieved. The Committee may establish curves, matrices or other measurements for prorating the amount of pay-outs for achievement of Performance Goals at greater than the Threshold Pay-out but less than the Target Pay-out.

          (d)    Code Section 162(m) Maximum.    With respect to any Participant who is a Covered Employee, the maximum dollar amount that may be paid under an Award shall be set at the time the Committee grants the Award and establishes Performance Goals for the Award. The Committee shall have the discretion to decrease an Award payment, but may not under any circumstances increase such amount. Notwithstanding any other provision of this Plan, the maximum dollar amount a Plan Participant may be paid under an Award, is $2,000,000 for a

  Performance Period equal to a fiscal year or the corresponding fraction or multiple of that amount for any Performance Period of a different duration. The Committee may, in its discretion, decrease this maximum, but may not, under any circumstances, increase this maximum.

        5.3   Performance Goals.

          (a)    Establishment.    Payment under an Award shall be made to a Participant only if the Company achieves Performance Goals established by the Committee. The Performance Goals must be set forth in writing not later than the date that is 25% of the duration of the Performance Period, provided that the outcome is substantially uncertain at the time the Committee establishes the Performance Goals; and provided further that in no event will a Performance Goal be considered to be pre-established if it is established after 25% of the Performance Period (as scheduled in good faith at the time the Performance Goal is established) has elapsed.

          (b)    Criteria for Performance Goals.    Performance Goals may based on any of the following performance criteria, either alone or in any combination, and on either a consolidated or business unit level, and on an absolute or relative basis compared to other companies or indexes, as the Committee may determine: earnings per share ("EPS"); sales; cash flow; cash flow from operations; operating profit or income; net income; operating margin; net income margin; gross margin; service margin; product margin; return on net assets; economic value added; return on total assets; return on common equity; return on total capital; return on invested capital; total shareholder return; revenue; revenue growth; earnings before interest, taxes, depreciation and amortization ("EBITDA"); EBITDA growth; funds from operations per share and per share growth; cash available for distribution; cash available for distribution per share and per share growth; share price performance; improvements in the Company's attainment of income or expense levels; and implementing or completion of critical projects. In addition, Awards not intended to qualify as "performance-based compensation" under Section 162(m) of the Code may be based on such other performance criteria as the Committee may determine. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or non-recurring items, as defined by GAAP; effects of accounting changes; effects of financing activities (e.g., effect on EPS of issuance of convertible debt securities); expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and effects of litigation activities and settlements. Any such performance criterion or combination of such criteria may apply to a Participant's Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify. Unless the Committee determines otherwise for any Performance Period, extraordinary items, such as capital gains and losses, which affect any performance criterion applicable to the Award (including but not limited to the criterion of net income) shall be excluded or included in determining the extent to which the corresponding performance goal has been achieved, whichever will produce the higher Award. In the event applicable tax or other laws change to permit the Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

        5.4    Payments.    After the close of the applicable Performance Period, the Committee shall determine the extent to which the established Performance Goals have been achieved. Before any payment is made under the Plan, the Committee must certify in writing, as reflected in its minutes, that the Performance Goals established with respect to an Award have been achieved. Payment with respect to Awards for Covered Employees shall be a direct function of the extent to which the Company's Performance Goals have been achieved. The Committee may, in its discretion, reduce or eliminate the amount of payment with respect to an Award to a Covered Employee, notwithstanding the achievement of a specified performance condition. In the event of a Participant's Termination of Employment prior to the end of the Performance Period for any reason, the amount payable with respect to such Award will be governed by the provisions of Section 5.5. Payments shall be made as soon as practicable after the Committee's certification of achievement of the Performance Goals, provided that payment shall be made no more than two and a half months after the end of the calendar year in which the Performance Period ended.

        5.5    Termination of Employment Due to Death, Disability or Other Reason.    In the event of a Termination of Employment due to death or Disability during a Performance Period, the Participant shall receive a pro rata share of the Award relating to such Performance Period. Unless otherwise determined by the Committee, in the event that a Participant's employment terminates for any other reason (whether or not the Termination of Employment is for Cause), all Awards not yet paid to the Participant shall be forfeited by the Participant to the Company. Distribution of amounts with respect to earned Awards may be made at the same time payments are made to Participants who did not incur a Termination of Employment during the applicable Performance Period.

        5.6    Election to Defer.    If so provided in an Award Agreement, a Participant may elect to defer receipt of the payout of an Award for a specified period or until a specified event, subject to the Committee's approval, on such terms as are determined by the Committee, and subject to compliance with Section 409A of the Code.

ARTICLE VI

CHANGE IN CONTROL PROVISIONS

        6.1    Impact of Event.    Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control prior to a Participant's Termination of Employment any Performance Goal or other condition with respect to any Award shall be deemed to have been satisfied in full, and such Award shall be fully distributable.

ARTICLE VII

MISCELLANEOUS

        7.1    Amendment and Termination.    The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time, with or without advance notice to Participants. Notwithstanding the preceding sentence of this Section, no amendment to the Plan shall be effective that (a) would increase the maximum amount payable under Article V to a Participant who is a Covered Employee, (b) would change the Performance Goal criteria applicable to a Participant who is a Covered Employee for payment of Awards stated under Article V, or (c) would modify the requirements as to eligibility for participation under Article IV, unless the shareholders of the Company shall have approved such change in accordance with the requirements of Code Section 162(m). No amendment, modification or termination of the Plan may adversely affect in a material manner any right of any Participant with respect to any Award theretofore granted without such Participant's written consent, except an amendment (a) made to cause the Plan to comply with applicable law or (b) made to permit the Company or an Affiliate a tax deduction under applicable law.

        7.2    Unfunded Status of Plan.    It is intended that the Plan be an "unfunded" plan for incentive compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

        7.3    Provisions Relating to Internal Revenue Code Section 162(m).    It is the intent of the Company that Awards granted to persons who are Covered Employees shall constitute "qualified performance-based compensation" satisfying the requirements of Code Section 162(m). Accordingly, the any such Awards under the Plan shall be administered and the provisions of the Plan related to such Awards shall be interpreted in a manner consistent with Code Section 162(m). If any provision of the Plan applicable to such Awards does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

        7.4    No Additional Obligation.    Nothing contained in the Plan shall prevent the Company or an Affiliate from adopting other or additional compensation or benefit arrangements for its employees.

        7.5    Withholding.    Awards are subject to withholding for certain federal, state, or local taxes required by law to be withheld with respect to such income. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

        7.6    Controlling Law.    The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of Minnesota (other than its law respecting choice of law). The Plan shall be construed to comply with all applicable law and to avoid liability to the Company, an Affiliate or a Participant.

        7.7    Offset.    Any amounts owed to the Company or an Affiliate by the Participant of whatever nature may be offset by the Company from the payment of any Award to the Participant. No cash shall be transferred unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company or an Affiliate.

        7.8    Nontransferability; Beneficiaries.    No Award shall be assignable or transferable by the Participant, otherwise than by will or the laws of descent and distribution or pursuant to a beneficiary designation. Each Participant may designate a Beneficiary to receive the proceeds of any Award held by the Participant at the time of the Participant's death. If a deceased Participant has named no Beneficiary, the proceeds of any Award held by the Participant at the time of death shall be transferred as provided in his or her will or by the laws of descent and distribution.

        7.9    No Rights with Respect to Continuance of Employment.    Nothing contained herein shall be deemed to alter the relationship between the Company or an Affiliate and a Participant, or the contractual relationship between a Participant and the Company or an Affiliate if there is a written contract regarding such relationship. Nothing contained herein shall be construed to constitute a contract of employment between the Company or an Affiliate and a Participant. The Company or an Affiliate and each of the Participants continue to have the right to terminate the employment or service relationship at any time for any reason, except as provided in a written contract. The Company or an Affiliate shall have no obligation to retain the Participant in its employ or service as a result of this Plan. There shall be no inference as to the length of employment or service hereby, and the Company or an Affiliate reserves the same rights to terminate the Participant's employment or service as existed prior to the individual becoming a Participant in this Plan.

        7.10    Headings.    The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

        7.11    Severability.    If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not effect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

        7.12    Successors and Assigns.    This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant's heirs, legal representatives and successors.

        7.13    Entire Agreement.    This Plan (including any Appendix thereto) constitutes the entire agreement with respect to the subject matter hereof and thereof.

Appendix B

REGIS CORPORATION

AMENDED AND RESTATED

1991 CONTRIBUTORY STOCK PURCHASE PLAN

(AS AMENDED AND RESTATED AUGUST 19, 2009)

Section 1

Purpose of the Plan

1.1 PURPOSE

The Regis Corporation Amended and Restated 1991 Contributory Stock Purchase Plan (the “Plan”) provides  eligible employees with an opportunity to purchase the common stock of Regis Corporation, a Minnesota corporation (the “Company”) (the “Common Stock”) and thereby to share in the Company’s future. The Plan provides that participating employees may purchase Common Stock through regular payroll deductions and that the Company will contribute a supplemental amount in aid of the purchase. The intent of the Plan is to establish a closer mutuality of interests between employees and the Company and to motivate participating employees to remain employed by, and to exert greater effort on behalf of, the Company. The Plan was originally effective on January 1, 1992, was amended to increase the amount that the Company could contribute to the Plan, effective as of May 3, 2005, and was further amended and restated to reflect changes in the Plan administration effective as of March 1, 2007.  The effective date of this amendment and restatement is August 19, 2009, provided that the amendment and restatement is approved by the Company’s shareholders at the Company’s 2009 annual meeting of shareholders.

1.2 TERM OF PLAN

This Plan commenced on January 1, 1992, and shall terminate at the earliest of the following times, unless extended by the Company’s Board of Directors (“Board”):

(a) When the Company has contributed $11,800,000 (including broker’s commissions, transfer fees and similar expenses) to the Plan;

(b) When the 3,550,000 shares registered with the Securities and Exchange Commission for issuance under the Plan have been purchased;

(c) At any time after the giving of 30 days notice by the Company.

Section 2

Administration of the Plan

2.1 ADMINISTRATIVE COMMITTEE

An Administrative Committee (the “Committee”) of not less than three members selected from the Company’s Board of Directors shall oversee the Plan’s administration. The Chairman of the Board shall appoint the members of the Committee and may from time to time remove members from, add members to, or fill vacancies on the Committee. No Committee member is eligible to participate under the Plan while holding such office.

2.2 PLAN ADMINISTRATOR

The Committee shall appoint an officer or other employee or employees of the Company to serve as the Plan Administrator. The Plan Administrator shall be authorized to designate other employees of the Company to assist him or her in carrying out his or her responsibilities under the Plan. The Plan Administrator and his or her designees shall be responsible for the general administration of the Plan including establishment of operating procedures, enrollment deadlines and such other matters as the Committee deems necessary for the efficient and proper administration of the Plan.  In the absence of any such appointment, the Investment Benefits Department for the Company and its designees shall be responsible for the general administration of the Plan, subject to oversight by the Company’s Vice President of Finance and the Company’s Chief Financial Officer, and each of his or her designees shall serve as the Plan Administrator for the Plan.

2.3 ADMINISTRATIVE AGENT

The Plan Administrator shall appoint an Administrative Agent to perform the duties of the Administrative Agent set forth herein or as otherwise delegated.  The Plan Administrator shall have the authority to replace the Administrative Agent at any time.  The compensation and expense of the Administrative Agent, including any commissions, taxes and other expenses incurred in the purchase of Common Stock under the Plan shall be paid by the Company.

2.4  POWERS AND DUTIES

The Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to effectuate the provisions of the Plan. The Committee shall interpret the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan. In making such determinations and interpretations, the Committee shall follow such rules as it may adopt or change from time to time, which shall be consistently applied so that all persons similarly situated are treated alike. All such interpretations and determinations by the Committee shall be final, conclusive and binding upon all persons.  The Committee may delegate its powers set forth herein, and in the absence of any formal designation or reservation of powers, the Committee’s powers and duties shall be vested in the Plan Administrator.

2.5 INDEMNIFICATION

In addition to such other rights of indemnification as they may have as officers or directors of the Company, the Committee members, the Plan Administrator and their designees (each an “Indemnitee”) shall be indemnified by the Company against the expenses, including attorney’s fees, judgments, fines and amounts paid in settlement (provided such settlement is approved by independent legal counsel selected by the Company), actually and reasonably incurred in connection with any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that liability is due to the gross negligence or willful misconduct of the Indemnitee; provided that within 20 days, or such longer period as determined by the Company, after service of any such action, suit or proceeding, the Indemnitee shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

2.6 LIABILITY

Neither the Administrative Agent, the Company, its directors, officers or employees, the Committee, the Members of the Committee, the Plan Administrator (including any delegees), any employee of the Administrative Agent, any broker executing orders pursuant to the Plan, nor any other person shall be liable, except as provided in the Securities Act of 1933, as amended, for anything done or omitted to be done by such person with respect to the price, time, quantity or other conditions and circumstances of the purchase or sale of stock or securities hereunder, or in any other connection under the Plan, unless such act or omission constitutes willful misconduct on such person’s part.

Section 3

Participation in the Plan

3.1 ELIGIBILITY

Subject to Section 3.3, all full and part time employees of the Company and of its presently existing subsidiaries and all future wholly-owned subsidiaries (collectively the “Subsidiaries” and each a “Subsidiary”) are eligible to participate in the Plan upon commencement of employment with the Company (the “Eligible Employees”).

3.2 CONTINUOUS SERVICE

An employee’s participation under the Plan shall automatically terminate if such employee fails to continue his or her employment status throughout the period of his or her participation.

3.3 LEGAL PROHIBITIONS

No employee shall be entitled to participate or to continue participation if, in the opinion of counsel for the Company, any applicable law of the United States or of any state, foreign country or other jurisdiction prohibit his or her participation in the Plan or render the Plan or its operation illegal, invalid, inoperative or unduly burdensome in its application to such employee.

To the extent the Company is unable to, or the Plan Administrator deems it infeasible to, obtain authority from any regulatory body having jurisdiction, which authority is deemed by counsel for the Company to be necessary to the lawful issuance and sale of Common Stock hereunder, the Company, the Committee, and the Plan Administrator shall be relieved of any liability with respect to the failure to issue or sell such Common Stock as to which such requisite authority shall not have been obtained.

Section 4

Participation in the Plan

4.1 ENROLLMENT PERIOD

Following the initial enrollment period established upon the commencement of the Plan, an Eligible Employee shall be permitted to enroll at any time.

4.2 APPLICATION FOR PARTICIPATION

An Eligible Employee may enroll to commence or recommence participation in the Plan through the procedure established by the Administrative Agent.  Once an Eligible Employee has enrolled, his or her participation will commence as soon as administratively feasible after his or her enrollment has been processed by the Administrative Agent (a “Participant”).  By enrolling to participate in the Plan, the Participant (and any person claiming benefits under the Plan through the Participant) shall (i) authorize contributions to the Plan through payroll deductions from the Participant’s Compensation (as defined in Section 4.4 below), (ii) authorize the Administrative Agent to establish a stock purchase plan account for the Participant for the purposes of managing the Participant’s participation in the Plan (the “ESPP Account”); and (iii) be conclusively deemed to have accepted and have consented to the application to the Participant of the Plan’s provisions.

4.3 DATE OF PARTICIPATION

A Participant’s Contributions will begin in the first pay period that is administratively practicable after the Participant’s enrollment has been processed.  All applications to enroll are subject to the approval of the Committee and participation shall not be allowed unless the applicant is an Eligible Employee.  Once enrolled, participation shall remain effective throughout the term of this Plan unless earlier terminated as herein provided.

4.4 EMPLOYEE CONTRIBUTIONS

In any jurisdiction where payroll deductions are lawful, each Participant shall, through uniform payroll deductions, contribute during the term of the Plan the allowable amount authorized by such Participant (the “Contributions”). Effective March 1, 2007 payroll deductions shall be a percentage of the participating employee’s Compensation for each payroll period as specified by the Participant according to procedures defined by the Investment Benefits Department for the Company. Payroll deductions for each payroll period shall not be less than 1% nor more than 10% of Compensation for such payroll period.  The Committee shall have the power to change these percentage limitations.

Prior to March 1, 2007, Eligible Employees were permitted to contribute either a fixed dollar amount or a percentage of compensation per payroll period. Any Participant who was, immediately prior to March 1, 2007, contributing a fixed dollar amount per payroll period to the Plan (a “Grandfathered Participant”) shall be permitted to continue to contribute the same fixed dollar amount through the first payroll period following March 1, 2007 in which such Grandfathered Participant is no longer participating in the Plan.  After a Grandfathered Participant’s participation terminates for any reason, they shall be permitted to reenroll in the Plan provided they are an Eligible Employee at such time, but they will no longer be able to contribute a fixed dollar amount to the Plan.

“Compensation” as used in this Plan means total cash compensation received by an Employee from the Company or a Subsidiary.  By way of illustration, and not in limitation, Compensation includes regular compensation such as salary, wages, overtime, and shall also include all bonuses (other than bonuses offered in connection with, and as an inducement for, the commencement of employment) and commissions (estimated as deemed necessary by the Plan Administrator), but excludes: relocation payments or reimbursements, expense reimbursements, tuition or other reimbursements, automobile allowances, housing allowances, cash payments in lieu of sick or vacation time benefits and income realized as a result of participation in any stock option, stock purchase, deferred compensation or similar plan of the Company or any Subsidiary.

4.5 CHANGES IN PAYROLL DEDUCTIONS

A Participant may change the percentage of his or her payroll deductions, according to the procedures defined by the Plan Administrator and the Administrative Agent, subject to the minimum and maximum increments set forth in Section 4.4. The change will be effective as soon as administratively practicable after the change request has been processed by the Administrative Agent.

4.6 COMPANY CONTRIBUTIONS

On the date each payment is made to the Administrative Agent, the Company shall contribute to the Administrative Agent an amount equal to 15 percent (15%) of the sum of the Participant’s contribution and the Company’s contribution.  Accordingly, the Company’s contribution shall be equal to 17.65% of the Participant’s contribution. The Committee shall have the power to modify the amount of the Company’s contribution at any time. The Company will not, however, make any additional contributions towards Common Stock purchased for a Participant’s account as a result of cash dividends made by the Company.

In addition, the Company shall pay all administrative expenses of the Plan, including, without limitation, broker’s commissions, transfer fees, and similar costs. However, in no event shall the sum of the Company’s contributions and its payment of expenses, fees or similar payments under the Plan exceed $11,800,000 in the aggregate (including by way of example broker’s commissions, transfer fees, administrative costs and similar expenses).

If any stock purchase contribution by the Company would be inadequate to fully supplement the Participant Contributions for any purchase period because of the $11,800,000 limitation, the Company contribution shall be prorated among all Participants making a Contribution in such purchase period. If a Participant contributes any amount in excess of that which would be supplemented by the Company contribution, the excess shall be refunded to the Participant or to the Participant’s ESPP Account, without interest, as soon as practicable.

The Participants shall have no right, title or vested interest in the Company contributions except as and when the same are expended and embodied in shares of Company Common Stock purchased under the Plan.

4.7 AGENCY

In withholding or accepting funds as Contributions hereunder, the Company and the Administrative Agent shall be acting as the agent of the Participant.  As soon as administratively feasible, but no later than the fifteenth day following the end of each performance period, the Company shall pay the withheld Contributions over to the Administrative Agent on behalf of each Participant.  No contribution shall be deemed to have been made under the Plan until the same has been received by the Administrative Agent.

4.8 TERMINATION OF PARTICIPATION

Each Participant may at any time voluntarily terminate his or her participation in the Plan by advising the Plan Administrator or the Administrative Agent according to the procedure prescribed by the Plan Administrator, or by the Administrative Agent as applicable.  A Participant’s election to terminate participation shall be effective as soon as administratively feasible following such time as the election has been processed by the Administrative Agent, or by the Plan Administrator, as applicable.

An employee’s participation in the Plan shall automatically terminate when the employee ceases to be employed by the Company, whether by reason of retirement, termination of employment, death, or otherwise. Payroll deductions shall cease immediately or as soon as administratively feasible after the termination has been processed by the Plan Administrator. Except as otherwise required by law, the Committee shall determine whether an authorized leave of absence for military or governmental service shall constitute termination of employment for the purpose of this Plan, provided, however, that the procedure used to make such determination shall in all events be uniformly applied to all similarly situated persons.

At the discretion of the Company, purchases of Common Stock may be made  (but shall in no event be required) in accordance with Section 5.2 with the final payroll deductions that have been withheld but not yet applied to any such purchase period prior to the Participant’s termination (the “Final Contribution”).   The purchase or non-purchase shall be dependent upon such factors as the timing of the termination and the transmittal of Participant Contributions to the Administrative Agent.  If any such final purchase is not made, the Participant’s Final Contribution shall be returned to the former Participant as soon as administratively feasible through either a direct refund of the funds to the former Participant, or through a deposit of the funds to the Participant’s ESPP Account.

4.9 INADEQUATE CONTRIBUITONS

If in any payroll period a Participant has no or insufficient pay, after other authorized deductions, to permit a Contribution to the Plan in the percentage elected by such Participant, there shall be no deduction for that payroll period and the Company shall not make a Contribution on behalf of that Participant for such period.  As such, Contributions under the Plan will be automatically stopped for any Participant who goes on a leave of absence without pay, effective when the Participant ceases to be paid by the Company.  In the event that a Contribution is inadvertently made on behalf of a Participant despite an inadequate contribution, and such inadvertent contribution is applied to the Purchase of Common Stock on behalf of the Participant prior to the discovery of the error, the Participant shall owe the Company the amount that is equal to the excess of (1) the amount applied toward the purchase of Common Stock on behalf of the Participant (exclusive of the amount of the Company’s contribution and exclusive of the Company’s payment of fees or similar payments related to the purchase), and (2) the amount, if any, actually deducted from the Participant’s Compensation and applied toward the erroneous purchase (the “Shortfall”).  The Company shall have the right, subject to applicable federal, state or local law, regulation or similar limitation, to recover the Shortfall as soon as administratively feasible following the discovery of the error by any legal means available, including without limitation through a deduction of the amount of the Shortfall from any amount the Company owes such Participant, including amounts owed as wages or other compensation, fringe benefits, vacation pay or any other amounts owed by the Company to such Participant, or, if such remedy is unavailable, may request that the Participant directly pay the amount of the Shortfall to the Company.  The Committee shall have full discretion to determine whether and/or by what available remedy it will pursue recovery of a Shortfall, provided however that the procedure used to make such determination shall in all events be uniformly applied to all similarly-situated persons.

4.10 REFUND REQUESTS

A Participant may request a refund of the Contributions that have been withheld from such Participant’s Compensation and that have not yet been applied toward the purchase of Common Stock on such Participant’s behalf.  Any such request must be directed to the Plan Administrator in the manner prescribed by the Plan Administrator.  The Plan Administrator shall have full discretion to determine whether any such request will be granted, provided that the procedure followed in determining whether to grant a refund request shall in all events be uniformly applied to all similarly situated persons.  Such procedure shall include such factors as the Plan Administrator deems relevant and may include by way of example the reason for the request and the number of times such participant has previously requested a refund of Contributions under the Plan.  If a refund request is approved: (i) all of the Participant’s unapplied Contributions will be returned to the Participant as soon as administratively feasible following such approval; (ii) the Participant’s participation in the Plan shall be automatically terminated; and (iii) no further Contributions for the purchase of Common Stock will be made until such time as the former Participant resumes participation in the Plan.

4.11 PLAN TERMINATION

The Company may, in its sole discretion, terminate this Plan at any time upon 30 days notice. On the effective date of termination, this Plan and all further Participant contributions shall terminate and the credit balance in each Participant’s Account shall be refunded, without interest, as soon as practicable.

Section 5

Purchase of Stock

5.1 ACCOUNT

The Administrative Agent shall cause an ESPP Account to be maintained for each Participant. Each Account shall be credited with all Common Stock purchased for such Participant with respect to a purchase period and with any cash dividends received by the Administrative Agent with respect to such stock. Each purchase period shall equal one calendar month, provided that the payroll periods during the months of August, September and October 2009 shall be covered by one purchase period that ends October 31, 2009.  The Administrative Agent shall cause a statement to be delivered to each active Participant (i.e., a Participant whose ESPP Account has reflected activity in the last purchase period) reflecting the ESPP Account of such Participant as of the end of each purchase period. Statements will be delivered quarterly to inactive Participants (i.e., those whose accounts have not had activity in the last purchase period). Statements shall be deemed to be correct unless the Administrative Agent is notified to the contrary within 30 days after it is mailed to a Participant.

The relationship between the Administrative Agent and each Participant shall be governed by a separate agreement of terms and conditions between them (a “Customer Agreement”). In electing to participate in the Plan, a Participant shall be deemed to have accepted the terms of the Customer Agreement.

5.2 PURCHASES

The Administrative Agent shall cause all the proceeds received from Participant Contributions, all cash dividends received by the Administrative Agent on the Company’s Common Stock held in a Participant’s ESPP Account, and the Company’s contribution, to be applied to the open market purchase of Common Stock of the Company. Such open market purchase shall occur as soon as practicable on or following the last business day of each purchase period during which payroll deductions are made under the Plan.  Payroll deductions from the payroll periods in the immediately preceding purchase period (or where purchases are made on the last business day of the purchase period, for such purchase period) will be used toward the purchase of Common Stock.  The purchase price for Common Stock under the Plan shall be the average price on the open market for the Company’s Common Stock on the day the purchases are made (the “Purchase Price”). Within these guidelines, the exact amount, price and timing of the purchases of Common Stock under the Plan, and the policies with respect to the purchase and crediting of fractional shares of Common Stock under the Plan shall be in the sole discretion of the Administrative Agent.

5.3 ALLOCATION OF STOCK PURCHASED

As soon as practicable after completing the purchase of the Common Stock, the Administrative Agent shall credit each Participant’s ESPP Account with the Participant’s pro rata portion of the shares of Common Stock purchased by the Administrative Agent. The Account of each Participant shall be credited with that number of shares equal to: (1)(i) the sum of (A) the Participant’s contributions (and cash dividends, if any) applied by the Administrative Agent to the purchase of stock and (B) the contributions by the Company which supplemented that purchase, (ii) divided by the Purchase Price. The stock purchased under this Plan may be purchased in the name of the Administrative Agent or its nominee or in the street name of a registered broker. Once the Common Stock is purchased and credited to a Participant’s ESPP Account, the Participant shall own, regardless of the name or manner in which said stock is registered, that number of shares credited to such Participant’s ESPP Account, and shall have all of the rights, privileges and powers provided by law to shareholders.

5.4 REINVESTMENT OF DIVIDENDS

Each Participant will be required to establish a default dividend policy for their ESPP Account.  If a Participant elects to have cash dividends, if any, paid with respect to the Common Stock held in a Participant’s ESPP Account automatically reinvested in Common Stock, the Administrative Agent shall arrange for the reinvestment of dividends on the open market and the Company shall pay any expenses associated with the reinvestment.  The Company will not, however, make the additional Company contribution described in Section 4.6 toward the purchase of Common Stock for a Participant’s account as a result of the reinvestment of cash dividends made by the Company.

5.5 DISTRIBUTION OF ACCOUNT

The agent shall retain the shares of Common Stock in the Participant’s ESPP Account until the Participant requests a sale, transfer or delivery of such shares via his or her on-line account or through the Administrative Agent’s customer service phone line, or as otherwise provided by the Administrative Agent

5.6 DESIGNATION OF BENEFICIARY.

Participants may file a written designation of a beneficiary who is to receive the Common Stock and cash, if any, from the Participant’s ESPP Account in the event of such Participant’s death prior to delivery to such Participant of such Common Stock and cash.  Such designation of beneficiary may be changed by the Participant at any time by written notice or as otherwise prescribed by the Plan Administrator or the Administrative Agent as applicable.  In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver the Common Stock and/or cash to the executor or administrator of the Participant’s estate, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver the Common Stock and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

5.7 RIGHTS NOT TRANSFERABLE

Rights under the Plan are not assignable or transferable by a Participant other than by will or by the laws of descent and distribution and, during the Participant’s lifetime, are exercisable only by the Participant.

Section 6

Miscellaneous Provisions

6.1 GOVERNMENT REGULATION

This Plan and the obligation of the Administrative Agent, Plan Administrator, Committee or Company to purchase and deliver shares of stock under the Plan, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. Neither the Administrative Agent, the Plan Administrator, the Committee nor the Company shall be required to purchase or deliver any certificate or certificates for shares of Common Stock prior to the completion of any registration or other qualification of such shares under any state, federal or foreign law or under any rule or regulation of any government body which the Company, pursuant to the opinion of counsel for the Company, shall, in its sole discretion, determine to be necessary or advisable. In the event the Administrative Agent, the Committee or the Company does not purchase or deliver any certificate(s) for the above reasons, regardless of cause, they shall not be subject to any penalty or liability other than the refund of credit balances, without interest. In the event the stock purchased or to be purchased under this Plan is not registered under the Securities Act of 1933; as amended, at the respective dates of purchase, delivery or when otherwise deemed appropriate, the Administrative Agent may suspend purchase, delivery or other action until such registration or listing is effective.

6.2 COMPANY RIGHTS

The Company’s rights and powers shall not be affected in any way by its participation in this Plan, including but not limited to the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

6.3 AMENDMENT OF THE PLAN

The Board of Directors may from time to time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that the Company shall obtain shareholder approval of an amendment to the extent necessary to comply with any applicable law, regulation or stock exchange rule.

6.4 NO RIGHT TO CONTINUED EMPLOYMENT

Nothing contained in this Plan shall be deemed to affect in any way any right of the Company or the subsidiary by which such Participant is employed to terminate the Participant’s employment or otherwise dismiss, discharge or discipline the Participant at any time for any reason and without penalty or liability to the Company or the employing subsidiary, and said rights and powers are specifically reserved.

6.5 GOVERNING LAW

All questions relating to the validity, construction, interpretation, and enforcement of this Plan and any rules promulgated hereunder shall be governed by the laws of the State of Minnesota.

6.6 SEVERABILITY

If any term, provision or condition of this Plan is finally adjudged to be unlawful or unenforceable, the same shall be deemed stricken herefrom and the remainder of this Plan shall be and remain in full force and effect.

6.7 DATE OF ADOPTION

Pursuant to resolution, this Plan was duly adopted by the Company’s Board of Directors on July 29, 1991 and commenced on January 1, 1992.

6.8 AGREEMENT TO BIND HEIRS

This Plan shall be binding on the heirs, executors, administrators, successors and assigns of any and all parties designated herein.

6.9 WITHHOLDING TAXES

The contributions by the Company under this Plan on behalf of any Participant shall be regarded as additional compensation paid to such Participant on the date the deduction is taken, and any withholding taxes payable to any jurisdiction with respect thereto shall be withheld from the Participant’s compensation.  Each Participant shall make provision satisfactory to the Plan Administrator for payment of any taxes required by law to be withheld in respect of the purchase or disposition of Common Stock. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

6.10 QUALIFICATION

The Plan is not intended to qualify either as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1954, as amended, or as a plan of deferred compensation under Sections 401 through 407 of said Code.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. M17010-Z50814 REGIS CORPORATION PROXY FOR ANNUAL MEETING OF SHAREHOLDERS OCTOBER 29, 2009 9:00 a.m. Regis Corporation 7201 Metro Boulevard Edina, Minnesota 55439 If you Vote by Phone or Internet, please do not mail your Proxy Card please detach here Regis Corporation 7201 Metro Boulevard, Edina, MN 55439 PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, OCTOBER 29, 2009 The undersigned hereby appoints Paul Finkelstein and Eric Bakken, and either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of the Common Stock of Regis Corporation (the “Company”) which the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on October 29, 2009, and at any adjournments thereof. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and will be voted as directed herein. If no direction is given, this proxy will be voted FOR each of the director nominees and each of the proposals listed on the proxy card and, in the discretion of the proxies, on any other matters as may properly come before the annual meeting and any adjournments thereof. (Continued, and TO BE COMPLETED AND SIGNED on the reverse side) proxy

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date REGIS CORPORATION M17009-Z50814 REGIS CORPORATION 7201 METRO BOULEVARD MINNEAPOLIS, MN 55439 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain 3. Approval of the Company's Short Term Incentive Compensation Plan. 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm. 4. Amendment of the Company's 1991 Contributory Stock Purchase Plan to increase the amount the Company may contribute to the Plan from $10,000,000 to $11,800,000 and to reserve 1,500,000 additional shares of the Company's common stock for issuance thereunder. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH DIRECTOR NOMINEE AND EACH PROPOSAL. For All Withhold All For All Except 0 0 0 0 0 0 0 0 0 0 0 0 Vote on Directors 01) Rolf F. Bjelland 02) Paul D. Finkelstein 03) Thomas L. Gregory 04) Van Zandt Hawn 05) Susan S. Hoyt 06) David B. Kunin 07) Stephen Watson 1. Election of Directors Nominees: Vote on Proposals There are three ways to vote your Proxy: Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Regis Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Regis Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. NOTE: The proxies are authorized to vote, in their discretion, on any other matters as may properly come before the annual meeting. The Board of Directors recommends that you vote FOR each of the following director nominees: The Board of Directors recommends you vote FOR the following proposal(s): Where stock is registered jointly in the names of two or more persons ALL should sign. Signature(s) should correspond exactly with the name(s) as shown above. Please sign and date and return promptly in the enclosed envelope. No postage need be affixed if mailed in the United States.

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ANNUAL MEETING OF SHAREHOLDERS, OCTOBER 29, 2009
AVAILABILITY OF PROXY MATERIALS
SOLICITATION AND REVOCATION OF PROXIES
VOTING RIGHTS
ITEM 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
2009 SHORT TERM INCENTIVE COMPENSATION PLAN
FY09 SUPPLEMENTAL AWARD OPPORTUNITY
2009 LTI AWARDS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS IN 2009
OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END
2009 OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS IN 2009
NONQUALIFIED DEFERRED COMPENSATION FOR 2009
Potential Payments Upon Termination or Change in Control
2009 Director Compensation Table
EQUITY COMPENSATION PLAN INFORMATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ITEM 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
ITEM 3 APPROVAL OF REGIS CORPORATION SHORT TERM INCENTIVE COMPENSATION PLAN
ITEM 4 AMENDMENT OF THE COMPANY'S 1991 CONTRIBUTORY STOCK PURCHASE PLAN
PROPOSALS OF SHAREHOLDERS
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
GENERAL
Regis Corporation
Short Term Incentive Compensation Plan
TABLE OF CONTENTS
REGIS CORPORATION SHORT TERM INCENTIVE COMPENSATION PLAN ARTICLE I ESTABLISHMENT AND PURPOSE
ARTICLE II
DEFINITIONS
ARTICLE III
ADMINISTRATION
ARTICLE IV
ELIGIBILITY
ARTICLE V
AWARDS
ARTICLE VI
CHANGE IN CONTROL PROVISIONS
ARTICLE VII
MISCELLANEOUS